                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            PRIME HOSPITALITY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, par value $.01 per share, of Prime Hospitality Corp. ("PHC Common Stock")
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          44,614,372 shares of PHC Common Stock
        ------------------------------------------------------------------------

          Options to purchase 6,024,354 shares of PHC Common Stock
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $12.25 per share of PHC Common Stock
        ------------------------------------------------------------------------

          $12.25 minus weighted average exercise price of outstanding options of $8.25 per share subject to an option.
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $570,623,473.00
        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $72,298.00
        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            PRIME HOSPITALITY CORP.

                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004


                                                              September 10, 2004


Dear Stockholder:

     The board of directors of Prime Hospitality Corp. ("PHC" or the "Company") has approved a merger providing for the acquisition of the Company by BREP IV Hotels Holding L.L.C., an affiliate of The Blackstone Group. If the merger is completed, you will receive $12.25 in cash, without interest, for each share of the Company's common stock you own.

     You will be asked, at a special meeting of the Company's stockholders, to adopt the merger agreement. The board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has declared that it is fair to and in the best interests of PHC's stockholders that the Company enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors recommends that PHC's stockholders vote "FOR" the adoption of the merger agreement.

     The time, date and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:


     10:00 a.m. Eastern Standard Time, Wednesday, October 6, 2004, at Prime Hotel & Suites, 690 Route 46 East, Fairfield, New Jersey, 07004


     The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company's stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK YOU OWN. BECAUSE THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO VOTE YOUR SHARES BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

     Thank you for your cooperation and continued support.

                                          Very truly yours,

                                          /s/ A. F. Petrocelli

                                          A. F. Petrocelli
                                          Chairman of the Board of Directors

                THIS PROXY STATEMENT IS DATED SEPTEMBER 10, 2004
   AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER 13, 2004.


                            PRIME HOSPITALITY CORP.

                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004

                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 6, 2004


                               ------------------

To the Stockholders of Prime Hospitality Corp.:


     A special meeting of stockholders of Prime Hospitality Corp., a Delaware corporation ("PHC" or the "Company"), will be held on Wednesday, October 6, 2004, at 10:00 a.m., Eastern Standard Time at Prime Hotel & Suites, 690 Route 46 East, Fairfield, New Jersey, 07004 for the following purposes:


          1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of August 18, 2004, by and among the Company, BREP IV Hotels Holding L.L.C. (the "parent"), and BREP IV Hotels Acquisition L.L.C. (the "merger sub"), a wholly owned subsidiary of the parent, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of PHC (other than shares held in the treasury of the Company or owned by the merger sub, the parent or any wholly owned subsidiary of the parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $12.25 in cash, without interest; and

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.


     Only stockholders of record on September 10, 2004, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.


     The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By order of the board of directors,

                                          /s/ JOSEPH B. BERNARDINO
                                          Joseph B. Bernardino, Esq.
                                          Secretary

                               TABLE OF CONTENTS


                                                                               PAGE
                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER...............     1
SUMMARY......................................................................     3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION..................    10
THE PARTIES TO THE MERGER....................................................    11
THE SPECIAL MEETING..........................................................    12
  Time, Place and Purpose of the Special Meeting.............................    12
  Record Date and Voting.....................................................    12
  Required Vote..............................................................    12
  Proxies; Revocation........................................................    13
  Adjournments and Postponements.............................................    13
THE MERGER...................................................................    14
  Background of the Merger...................................................    14
  Reasons for the Merger.....................................................    15
  Recommendation of the Company's Board of Directors.........................    17
  Opinion of Bear, Stearns & Co. Inc.........................................    17
  Financing..................................................................    22
  Guarantee; Remedies........................................................    23
  Interests of the Company's Directors and Executive Officers in the             23
     Merger..................................................................
  Change of Control Agreements and Employment Agreement......................    24
  Indemnification and Insurance..............................................    25
  Voting Agreement...........................................................    25
  Litigation Concerning the Merger...........................................    26
  Material United States Federal Income Tax Consequences.....................    26
  Regulatory Approvals.......................................................    27
THE MERGER AGREEMENT.........................................................    28
  Effective Time.............................................................    28
  Structure..................................................................    28
  Alternative Structure......................................................    28
  Treatment of Stock and Options.............................................    29
  Exchange and Payment Procedures............................................    29
  Debt Tender Offers and Consent Solicitations...............................    30
  Limited Liability Company Agreement........................................    30
  Directors and Officers.....................................................    31
  Representations and Warranties.............................................    31
  Conduct of Our Business Pending the Merger.................................    33

                                                                               PAGE
                                                                               ----
  No Solicitation of Transactions............................................    34
  Employee Benefits..........................................................    36
  Agreement to Take Further Action and to Use Reasonable Best Efforts........    37
  Conditions to the Merger...................................................    38
  Termination................................................................    39
  Fees and Expenses..........................................................    39
  Amendment and Waiver.......................................................    40
MARKET PRICE OF THE COMPANY'S STOCK..........................................    41
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............    42
DISSENTERS' RIGHTS OF APPRAISAL..............................................    44
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS....................................    46
SUBMISSION OF STOCKHOLDER PROPOSALS..........................................    46
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................    47
ANNEX A          Agreement and Plan of Merger, dated as of August 18, 2004, by and among BREP IV Hotels Holding L.L.C., BREP IV Hotels
                 Acquisition L.L.C., and Prime Hospitality Corp..............   A-1
ANNEX B          Voting Agreement, dated as of August 18, 2004, among BREP IV
                 Hotels Holding L.L.C., A. F. Petrocelli and United Capital
                 Corp........................................................   B-1
ANNEX C          Opinion of Bear, Stearns & Co. Inc..........................   C-1
ANNEX D          Section 262 of the Delaware General Corporation Law.........   D-1

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Prime Hospitality Corp. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms "PHC," "Company," "we," "our," "ours," and "us" refer to Prime Hospitality Corp. and its subsidiaries.

Q:   WHAT IS THE PROPOSED TRANSACTION?

A: The proposed transaction is the acquisition of the Company by an affiliate of The Blackstone Group pursuant to an Agreement and Plan of Merger (the "merger agreement"), dated as of August 18, 2004, among the Company, BREP IV Hotels Holding L.L.C. (the "parent"), and BREP IV Hotels Acquisition L.L.C., a wholly owned subsidiary of the parent (the "merger sub"). Once the merger agreement has been adopted by the Company's stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the Company will merge with and into the merger sub (the "merger"). The merger sub will be the surviving company in the merger (the "surviving company"). At the option of the parent, the merger may be effected through an alternative transaction structure in which the merger sub will merge with and into the Company, with the Company being the surviving company. See "The Merger Agreement -- Alternative Structure."

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, you will receive $12.25 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $1,225.00 in cash in exchange for your PHC shares.

Q:   WHERE AND WHEN IS THE SPECIAL MEETING?


A: The special meeting will take place at Prime Hotel & Suites, 690 Route 46 East, Fairfield, New Jersey, 07004, on Wednesday, October 6, 2004, at 10:00 a.m. Eastern Standard Time.


Q:   WHAT VOTE OF OUR STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote "FOR" the adoption of the merger agreement.

Q:   HOW DOES THE COMPANY'S BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: Our board of directors recommends that our stockholders vote "FOR" the proposal to adopt the merger agreement. You should read "The
     Merger -- Reasons for the Merger" for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:   WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:   WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure to return your proxy card will have the same effect as voting against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of PHC in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:   ARE APPRAISAL RIGHTS AVAILABLE?

A: Yes. Under the General Corporation Law of the State of Delaware (the "DGCL"), holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This amount could be more, the same or less than the value a stockholder would be entitled to receive under the terms of the merger agreement.

Q:   IS THE MERGER EXPECTED TO BE TAXABLE TO ME?

A: Yes. The receipt of $12.25 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $12.25 per share and your adjusted tax basis in that share. You should read "The Merger -- Material United States Federal Income Tax Consequences" for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2004. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See "The Merger Agreement -- Conditions to the Merger."

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:   WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger, you should contact our proxy solicitation agent, Innisfree M&A Incorporated, toll free at (877) 750-9501. If your broker holds your shares, you should also call your broker for additional information.

                                    SUMMARY

     The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.


THE PARTIES TO THE MERGER (PAGE 11)


Prime Hospitality Corp.
700 Route 46 East
Fairfield, New Jersey 07004

     We own, manage and franchise limited service and full-service hotels throughout North America. We own and operate three proprietary hotel brands that compete in different market segments -- AmeriSuites(R), Wellesley Inns & Suites(R) and Prime Hotels & Resorts(R). We also operate a portfolio of full-service hotels under franchise agreements with national hotel chains.

BREP IV Hotels Holding L.L.C.
c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

     BREP IV Hotels Holding L.L.C., which we refer to as the parent, is a Delaware limited liability company formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners IV L.P. consists of making various real estate related investments. Blackstone Real Estate Partners IV L.P. is an affiliate of The Blackstone Group.

     The Blackstone Group, a private investment firm with offices in New York, London and Hamburg, was founded in 1985. Blackstone's real estate group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to real estate, The Blackstone Group's core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

BREP IV Hotels Acquisition L.L.C.
c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

     BREP IV Hotels Acquisition L.L.C., which we refer to as the merger sub, is a Delaware limited liability company and a wholly owned subsidiary of the parent. It was formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P.

THE SPECIAL MEETING

TIME, PLACE AND DATE (PAGE 12)



     The special meeting will be held on Wednesday, October 6, 2004, starting at 10:00 a.m., Eastern Standard Time, at Prime Hotel & Suites, 690 Route 46 East, Fairfield, New Jersey, 07004



PURPOSE (PAGE 12)


     You will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that the Company will be merged with and into the merger sub, and each outstanding share of the Company's common stock (other than shares held in the treasury of the Company or owned by the merger sub, the parent or any wholly owned subsidiary of the parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $12.25 in cash, without interest.

     The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to adopt the merger agreement.


RECORD DATE AND VOTING (PAGE 12)


     You are entitled to vote at the special meeting if you owned shares of PHC common stock at the close of business on September 10, 2004, the record date for the special meeting. You will have one vote for each share of PHC common stock that you owned on the record date. There are 44,614,372 shares of PHC common stock entitled to be voted.


REQUIRED VOTE (PAGE 12)


     For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote "FOR" the adoption of the merger agreement.


SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGE 42)


     As of September 10, 2004, the directors and executive officers of PHC beneficially owned in the aggregate (excluding options) approximately 8.2% of the shares of PHC common stock entitled to vote at the special meeting. Each of them has either agreed to or has advised us that he plans to vote all of his shares in favor of the adoption of the merger agreement.


VOTING AGREEMENT (PAGE 25)


     In connection with the merger agreement, A.F. Petrocelli, our Chief Executive Officer, President and Chairman of the Board of Directors, and United Capital Corp., an entity controlled by him, have entered into a voting agreement with the parent. Among other things, the voting agreement provides that all the shares of our common stock owned by Mr. Petrocelli and United Capital Corp. will be voted in favor of the adoption of the merger agreement and against any competing proposal or transaction or any proposal or transaction that could reasonably be expected to prevent or impede the completion of the merger. As of the record date, Mr. Petrocelli owned 45,000 shares of common stock of the Company and United Capital Corp. owned 3,539,697 shares of common stock of the Company, representing an aggregate of approximately 8.0% of the votes eligible to be cast at the special meeting.


VOTING AND PROXIES (PAGE 12 AND 13)


     Any PHC stockholder of record entitled to vote may vote by returning the enclosed proxy or by appearing at the special meeting. If your shares are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

REVOCABILITY OF PROXY (PAGE 13)


     Any PHC stockholder of record who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following three ways:

     - filing with the Secretary of PHC, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

     - sending a later-dated proxy relating to the same shares to the Secretary of PHC, at or before the special meeting; or

     - attending the special meeting and voting in person by ballot.

     Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.


WHEN THE MERGER WILL BE COMPLETED (PAGE 38)


     We are working to complete the merger as soon as possible. We anticipate completing the merger in the fourth quarter of 2004, subject to receipt of stockholder approval and satisfaction of the other closing conditions.


BOARD RECOMMENDATION (PAGE 17)


     After careful consideration, our board of directors:

     - has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

     - has approved and adopted the merger agreement, the merger and the transactions contemplated by the merger agreement; and

     - recommends that PHC's stockholders vote "FOR" the adoption of the merger agreement.


OPINION OF BEAR STEARNS (PAGE 17 AND ANNEX C)


     Bear, Stearns & Co. Inc. ("Bear Stearns") has delivered to the Company's board of directors its opinion dated August 18, 2004 to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $12.25 in cash per share to be received by the Company's stockholders pursuant to the merger agreement was fair from a financial point of view to the Company's public stockholders. The opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement. The full text of the written opinion of Bear Stearns, which sets forth the matters considered and assumptions made in connection with its opinion, is attached as Annex C to this proxy statement. We recommend that you read the entire opinion carefully.


DEBT TENDER OFFERS AND CONSENT SOLICITATIONS (PAGE 30)



     On September 9, 2004, we commenced an offer to purchase all of our outstanding 8 3/8% Senior Subordinated Notes due 2012 on the terms and subject to the conditions set forth in the related documentation distributed to the holders of those notes. In connection with the offer to purchase, we are seeking the necessary consents of the note holders required to amend the indenture governing the notes to eliminate substantially all of the restrictive covenants, eliminate certain events of default, revise the merger and consolidation covenant and make changes to the defeasance provisions (and make related changes in the notes). Assuming we receive the requisite number of consents from the note holders to amend the indenture and the notes, the amendments will become operative immediately prior to the merger, provided that all validly tendered notes are accepted for purchase pursuant to the offer upon the completion of the merger.

FINANCING (PAGE 22)


     In connection with the merger, the parent will cause approximately $570.6 million in cash to be paid to our stockholders and holders of stock options. In addition, our credit agreement will be repaid and the parent anticipates that substantially all of our senior subordinated notes will be repurchased. We currently have approximately $20.0 million of outstanding borrowings under our credit agreement and $178.725 million aggregate principal amount of senior subordinated notes outstanding.

     These payments are expected to be funded by a combination of equity contributions in the parent and debt financing. The parent has received a commitment letter from Bank of America, N.A. pursuant to which such entity has committed to provide the parent with debt financing in the aggregate amount of $680 million, subject to the satisfaction of the conditions contained in the commitment letter. The parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitment letter.

     The merger agreement does not contain a financing condition, although it does contain a condition, which we refer to as the "market MAC" condition, which is satisfied if certain specified market disruptions do not occur.


TREATMENT OF STOCK OPTIONS (PAGE 29)


     The merger agreement provides that all outstanding PHC stock options issued pursuant to PHC's stock option plans, whether vested or unvested, will be "cashed out" and cancelled in connection with the completion of the merger. Each option holder will receive an amount in cash, less applicable withholding taxes, equal to the product of:

     - the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

     - the excess, if any, of $12.25 over the exercise price per share of common stock subject to such option.


INTERESTS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE
23)


     Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

     - our directors and executive officers will have their vested and unvested stock options "cashed out" and canceled in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess, if any, of $12.25 per share over the exercise price per share of their options, subject to any required withholding taxes;

     - three of our executive officers will be entitled to benefits under change of control agreements, which provide for various lump sum payments: one such executive officer to receive such payment upon completion of the merger and two other executive officers to receive such payments if, during the two year period following the completion of the merger, either of such officers is terminated without cause or resigns for good reason;

     - the change of control agreements with our three executive officers referenced above also provide for lump sum payments to cover the costs of any excise taxes to which those individuals may be subject by reason of their receipt of any payment that constitutes an excess parachute payment under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code");

     - the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 26)


     The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company's common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of PHC's common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.


PROCEDURE FOR RECEIVING MERGER CONSIDERATION (PAGE 29)


     As soon as practicable after the effective time of the merger, a paying agent appointed by the parent will mail a letter of transmittal and instructions to you and the other PHC stockholders. The letter of transmittal and instructions will tell you how to surrender your PHC common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.


NO SOLICITATION OF TRANSACTIONS (PAGE 34)


     The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal.


CONDITIONS TO CLOSING (PAGE 38)


     Before we can complete the merger, a number of conditions must be satisfied. These include:

     - the receipt of Company stockholder approval;

     - the absence of any governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

     - the truth and correctness of our representations and warranties (without regard to materiality or material adverse effect qualifications), except where the failure of our representations and warranties to be true and correct (without regard to materiality or material adverse effect qualifications) would not reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, and the truth and correctness in all material respects of our representation and warranty regarding capitalization;

     - the performance, in all material respects, by us of our covenants and agreements in the merger agreement;

     - the absence of specified market disruptions;

     - the receipt of the requisite consents from the note holders under our indentures so that we may execute supplemental indentures immediately prior to the closing that would remove restrictive covenants;

     - the receipt of a letter from our lender under our credit agreement acknowledging the termination of our credit agreement and the release of our liabilities thereunder upon repayment of the aggregate principal amount outstanding under the credit agreement, together with any other amounts payable; and

     - the receipt of a title insurance affidavit with respect to debts, liens, parties in possession and non-imputation.

TERMINATION OF THE MERGER AGREEMENT (PAGE 39)


     PHC and the parent may mutually agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of PHC have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

     - by either the parent or the Company if:

      - the closing has not occurred on or before February 18, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

      - the Company stockholders do not vote to adopt the merger agreement at the special meeting of the stockholders;

      - there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 30 days; or

      - any governmental authority has enacted or entered any injunction or other ruling or takes any other action which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting completion of the merger;

     - by the parent, if our board of directors withdraws or modifies its recommendation that the Company's stockholders vote to adopt the merger agreement or recommends or approves another acquisition proposal;

     - by the Company if, prior to the stockholders meeting, our board of directors withdraws or modifies its recommendation to our stockholders in favor of the merger in response to an unsolicited superior proposal that it has approved and recommended in accordance with the terms of the merger agreement, but only after we have provided the parent a three business day period (during which time we must negotiate in good faith with the parent) to make an offer that is at least as favorable as the superior proposal;

     - by the Company, if certain conditions to closing have been satisfied or waived and the closing has not occurred within five business days; or

     - by the Company, if a specified market disruption event has occurred and the parent has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company.


TERMINATION FEES AND EXPENSE REIMBURSEMENT (PAGE 39)


     Under certain circumstances, in connection with the termination of the merger agreement, the Company will be required to pay the parent a $23 million termination fee and up to $4 million for expense reimbursement. The parent will be required to pay us a termination fee of $27 million if we have terminated the merger agreement under certain circumstances.


MARKET PRICE OF PHC STOCK (PAGE 41)



     Our common stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "PDQ." On August 17, 2004, the day before the merger agreement was announced, the Company's common stock closed at $8.47 per share. On September 9, 2004, which was the last trading day before the date of this proxy statement, the Company's common stock closed at $12.06 per share.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 44 AND ANNEX D)


     Delaware law provides you with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

     To exercise your appraisal rights, you must deliver a written objection to the merger to the Company at or before the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary," "The Merger" and "The Merger -- Opinion of Bear, Stearns & Co. Inc." and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

     These factors include, among other things:

     - uncertainty as to changes in U.S. general economic activity and the impact of these changes on consumer demand within the lodging industry;

     - increasing competition in the overall lodging industry and within each of our business segments in areas such as access, location, quality of accommodations and room rate structures;

     - uncertainty as to our future profitability and revenue;

     - uncertainty as to the balance between supply of and demand for hotel rooms and accommodations;

     - uncertainty as to the impact on the lodging industry of terrorist attacks, responses to terrorist attacks, or any epidemic or similar health-related matters;

     - our ability to continue to obtain new operating contracts and franchise agreements;

     - uncertainty as to the level of rates and occupancy that can be achieved by our properties;

     - our ability to operate within the limitations imposed by financing arrangements;

     - our ability to develop and maintain positive relations with current and potential hotel owners and other industry participants;

     - our ability and the ability of our franchisees to maintain our properties in a first class manner;

     - uncertainty as to changes in travel patterns;

     - uncertainty as to the availability and terms of financing for our properties;

     - uncertainty as to changes in taxes and government regulation which influence or determine wages, prices, construction procedures and costs;

     - our ability to integrate and successfully operate any properties acquired in the future and the risks associated with these properties;

     - our ability to develop and implement the operational and financial systems needed to manage rapidly growing operations; and

     - material disruptions in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets.

                           THE PARTIES TO THE MERGER

PRIME HOSPITALITY CORP.

     We are a Delaware corporation with our principal executive offices at 700 Route 46 East, Fairfield, New Jersey 07004. Our telephone number is (973) 882-1010. We own, manage and franchise limited service and full-service hotels throughout North America. We own and operate three proprietary hotel brands that compete in different market segments -- AmeriSuites(R), Wellesley Inns & Suites(R) and Prime Hotels & Resorts.(R) We also operate a portfolio of full-service hotels under franchise agreements with national hotel chains.

BREP IV HOTELS HOLDING L.L.C.

     BREP IV Hotels Holding L.L.C., which we refer to as the parent, is a Delaware limited liability company formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners IV L.P. consists of making various real estate related investments. Blackstone Real Estate Partners IV L.P. is an affiliate of The Blackstone Group. The mailing address of the parent's principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. The parent's telephone number is (212) 583-5000.

     The Blackstone Group, a private investment firm with offices in New York, London and Hamburg, was founded in 1985. Blackstone's real estate group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to real estate, The Blackstone Group's core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

BREP IV HOTELS ACQUISITION L.L.C.

     BREP IV Hotels Acquisition L.L.C., which we refer to as the merger sub, is a Delaware limited liability company and a wholly owned subsidiary of the parent. It was formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P. The mailing address of the merger sub's principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. The merger sub's telephone number is (212) 583-5000.

                              THE SPECIAL MEETING

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING


     This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Wednesday, October 6, 2004, starting at 10:00 a.m., Eastern Standard Time, at Prime Hotel & Suites, 690 Route 46 East, Fairfield, New Jersey, 07004. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement. Our stockholders must approve this proposal for the merger to occur. If the stockholders fail to approve this proposal, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about September 13, 2004.


RECORD DATE AND VOTING


     The holders of record of PHC common stock as of the close of business on September 10, 2004, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 44,614,372 shares of PHC common stock outstanding.


     The holders of a majority of the outstanding shares of PHC common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of PHC common stock held in treasury by PHC or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

REQUIRED VOTE

     Each outstanding share of PHC common stock on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of PHC common stock outstanding on the record date. In order for your shares of PHC common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy or by voting in person at the special meeting.

     If your shares are held in "street name" by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in "street name" for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of PHC common stock outstanding on the record date, a failure to vote and abstentions and broker non-votes will have the same effect as a vote "AGAINST" adoption of the merger agreement.


     As of September 10, 2004, the directors and executive officers of PHC beneficially owned, in the aggregate, 3,688,062 shares of PHC common stock (excluding options), or approximately 8.2% of the outstanding shares of PHC common stock. The directors and executive officers have informed PHC that they have agreed to or intend to vote all of their shares of PHC common stock "FOR" the adoption of the merger agreement. At the parent's request, A.F. Petrocelli and United Capital Corp., who owned 45,000 shares and 3,539,637 shares of the Company's common stock, respectively, as of the close of business on the record date, representing an aggregate of approximately 8.0% of the outstanding shares of PHC's common stock, have entered into a voting agreement with the parent that provides that these shares and any shares subsequently acquired by Mr. Petrocelli or United Capital Corp. will be voted for the adoption of the merger agreement. See "The Merger -- Voting Agreement."

PROXIES; REVOCATION

     If you vote your shares of PHC common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of PHC common stock will be voted "FOR" the adoption of the merger agreement.

     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

     PHC does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     PHC will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of PHC may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. PHC will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. PHC has retained Innisfree M&A Incorporated to assist it in the solicitation of proxies for the special meeting and will pay Innisfree M&A Incorporated a fee of approximately $5,000.00 plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS AND POSTPONEMENTS

     Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of PHC common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by PHC will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow PHC stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                                   THE MERGER

BACKGROUND OF THE MERGER


     In July 2003, Jonathan D. Gray, Senior Managing Director of The Blackstone Group ("Blackstone"), contacted Bear Stearns, the Company's financial advisor, to inquire about the Company's interest in considering a possible acquisition of the Company by Blackstone in partnership with a strategic hotel company. On September 2, 2003, following discussions between Bear Stearns and A.F. Petrocelli, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, the Company entered into customary confidentiality agreements with Blackstone and its strategic hotel partner pursuant to which Blackstone and its partner were provided with confidential due diligence information from the Company for the purposes of evaluating a potential acquisition of the Company. This process did not lead to a proposal to acquire the Company or any of its assets or operations.



     In February 2004, the Company entered into a confidentiality agreement and provided confidential due diligence information to another hotel company that had expressed an interest in acquiring the Company. Following the completion of the preliminary due diligence, such hotel company expressed an interest in an acquisition price that was below the price subsequently agreed to by Blackstone with respect to the merger, and the parties declined to pursue further discussions regarding a potential transaction.


     In early May 2004, the Company authorized Bear Stearns to contact a limited number of potential financial and strategic buyers for the Company owned Wellesley Inns & Suites hotels. Following such authorization, Bear Stearns contacted Mr. Gray to inquire about Blackstone's interest in considering a possible acquisition of the these hotels. In response, Blackstone requested due diligence information regarding these hotels. Following a limited due diligence review, on June 21, 2004, Blackstone made a preliminary proposal to acquire the Company owned Wellesley Inns & Suites hotels. In late June 2004, based upon the terms and conditions of the preliminary proposal, the Company determined not to pursue the sale of the Company owned Wellesley Inns & Suites hotels at that time.

     In early July 2004, Mr. Gray contacted Bear Stearns to express Blackstone's renewed interest in acquiring the Company as a whole. That same day, Bear Stearns contacted Mr. Petrocelli and informed him of Blackstone's expressed interest in acquiring the Company. On July 8, 2004, Bear Stearns informed Mr. Gray that the Company was willing to consider exploring a transaction with Blackstone. The Company and Blackstone entered into a customary confidentiality agreement, dated July 12, 2004, pursuant to which Blackstone was provided with confidential due diligence information. On July 26, 2004, Blackstone informed Mr. Petrocelli and Bear Stearns that, based on Blackstone's due diligence review to date, Blackstone was prepared to proceed at a proposed price of $12.00 per share in cash.


     On July 26, 2004, the Company communicated to Blackstone through Bear Stearns that the proposed per share price of $12.00 was not acceptable to the Company. Later that same day, after a series of discussions between Mr. Gray and Bear Stearns, the parties agreed to continue to pursue a transaction, subject to approval by the Company's Board of Directors, on the basis of a proposed purchase price of $12.25 per share in cash.


     On July 27, 2004, a special meeting of the Company's Board was held at the Company's offices in Fairfield, New Jersey. Mr. Petrocelli summarized for the Board the conversations that he and other members of senior management had had with Blackstone and Bear Stearns concerning Blackstone's proposal to acquire the Company. After discussing the general terms of the proposal, the Board authorized management to continue discussions and negotiations with Blackstone in order to develop more detailed terms of the proposal and to ascertain whether the proposal might form the basis for a transaction to be considered further by the Board. Among other things, the Board authorized management to allow Blackstone to continue its due diligence investigation of the Company. The Board then directed management to continue to keep the Board members informed concerning the status of discussions or negotiations with Blackstone.

     During the period from July 27, 2004 through August 5, 2004, Blackstone conducted due diligence to confirm its cash offer of $12.25 per share. On August 5, 2004, Blackstone informed the Company that it was comfortable proceeding with the transaction on the basis of $12.25 per share in cash. Based on this confirmation, the Company made additional due diligence information available to Blackstone.

     On August 2, 2004, Blackstone's legal advisor, Simpson Thacher & Bartlett LLP ("Simpson Thacher"), delivered to Olshan Grundman Frome Rosenzweig & Wolosky LLP ("OGFR&W"), the Company's legal advisor, and Bear Stearns an initial draft of a merger agreement that contemplated the merger of the Company with and into an affiliate of Blackstone.

     During the period August 6, 2004 through August 18, 2004, Blackstone conducted additional due diligence in connection with the merger transaction. On August 9, 2004, OGFR&W delivered comments on the draft merger agreement to Simpson Thacher. Subsequently the Company and its counsel, OGFR&W, and Blackstone and its counsel, Simpson Thacher, negotiated the terms of the merger agreement and related documents.

     On August 9, 2004, Simpson Thacher delivered to OGFR&W a draft of a proposed voting agreement among the parent, Mr. Petrocelli and United Capital Corp., an entity controlled by Mr. Petrocelli that owns approximately 7.9% of the Company's outstanding common stock and is its largest stockholder, that would require Mr. Petrocelli and United Capital Corp. to vote any shares beneficially owned by them in favor of the adoption of the merger agreement and against any other proposals. Blackstone had previously conveyed its request to the Company for such a voting agreement.

     At a special meeting of the Board on August 12, 2004, the Board reviewed the discussions and contacts with Blackstone to date, including the financial and other terms of the proposed merger agreement and voting agreement. Representatives of Bear Stearns and OGFR&W participated in the meeting.

     At a special meeting of the Company's Board held on August 18, 2004, the Board reviewed the discussion and contacts with Blackstone occurring after the Board's meeting held on August 12, 2004. Representatives of OGFR&W and Bear Stearns participated in the meeting. Bear Stearns delivered its detailed financial analysis in connection with the proposed transaction. OGFR&W delivered a presentation on the Board's fiduciary duties with respect to the proposed merger agreement and described the terms of the merger agreement. The Board then reviewed the final terms of the merger agreement and discussed various factors to be considered in connection with its decision to approve and adopt the merger and the merger agreement, and noted that the $12.25 per share price represented a premium of approximately 44.7% over the previous day's closing price of $8.47 per share. Following the Board's discussion and review of the merger agreement, Bear Stearns delivered its oral opinion, later confirmed in writing, as to the fairness, from a financial point of view, of the $12.25 per share merger consideration to be received by the Company's stockholders pursuant to the merger agreement. Following these discussions and questions by the Board members to the Company's senior management and financial and legal advisors, the Company's Board approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company's stockholders adopt the merger agreement. The Board's actions were unanimous, except that Mr. Petrocelli decided to abstain from voting on the merger transaction in his capacity as a director of the Company in light of his control of the Company's largest stockholder, United Capital Corp., and certain payments he is entitled to receive in connection with the consummation of the merger, which are described in "The Merger -- Interests of the Company's Directors and Executive Officers in the Merger." Mr. Petrocelli informed the board, however, that he fully supported the decision to approve the merger agreement and the merger, as evidenced by his intention to enter into the voting agreement.

     Following the meeting of the Board and the close of trading of the Company's common stock on August 18, 2004, the Company and Blackstone executed the merger agreement and issued a press release announcing the merger.

REASONS FOR THE MERGER

     After careful consideration, our board of directors approved and determined the merger, the merger agreement and the transactions contemplated by the merger agreement advisable and has declared that it is fair to and in the best interests of the Company and our stockholders. In the course of reaching its decision to approve and adopt the merger agreement, the merger and the transactions contemplated by the merger agreement, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including the following:

     - the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $12.25 per share represents a 44.7% premium to the closing price on August 17, 2004, the day before the merger was announced;

     - our business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis;

     - the potential value that might result from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

     - the efforts made by us and our advisors to negotiate and execute a merger agreement favorable to us;

     - the financial and other terms and conditions of the merger agreement as reviewed by our board of directors with our financial and legal advisors (see "The Merger Agreement") and the fact that they were the product of arm's-length negotiations between the parties;

     - the existence of the voting agreement among A. F. Petrocelli, United Capital Corp. and the parent;

     - the financial presentation of Bear Stearns, including its opinion as to the fairness, from a financial point of view, of the $12.25 per share merger consideration to be received by the Company's stockholders pursuant to the merger agreement (see "The Merger -- Opinion of Bear, Stearns & Co. Inc.");

     - the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize a fair value, in cash, for their investment;

     - the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

     - the fact that we could in certain circumstances terminate the merger agreement, prior to the stockholder vote, in order to approve a transaction proposal by a third party on terms more favorable to our stockholders than the merger with the merger sub, after having given the parent the opportunity to match the third party proposal, upon the payment to the parent of a $23 million termination fee and up to $4 million for expense reimbursement (see "The Merger
       Agreement -- Termination" and "The Merger Agreement -- Fees and
       Expenses");

     - the commitment made by the parent to treat our employees in a fair and equitable manner, including to provide, for a two-year period following the completion of the merger, each of our employees with at least the same level of base salary, cash incentive compensation and other cash variable compensation that was provided to the employee immediately prior to the merger;

     - the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

     - the possibility that the $23 million termination fee and up to $4 million for expense reimbursement payable by us to the parent under certain circumstances will discourage third parties from making competing proposals to acquire us;

     - the interests of our officers and directors in the merger (see "The Merger -- Interests of the Company's Directors and Executive Officers in the Merger"); and

     - the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

     The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors approved and recommends the merger based upon the totality of the information presented to and considered by it.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     After careful consideration, our board of directors:

     - has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

     - has approved and adopted the merger, the merger agreement and the transactions contemplated by the merger agreement; and

     - recommends that PHC's stockholders vote "FOR" the adoption of the merger agreement.

OPINION OF BEAR, STEARNS & CO. INC.

     The Board retained Bear Stearns to act as its exclusive financial advisor with respect to exploring strategic alternatives including a possible sale of the Company. In selecting Bear Stearns, the Board considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the Company's industry and has substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the August 18, 2004 meeting of the Board, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of August 18, 2004, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration of $12.25 per share is fair, from a financial point of view, to the public shareholders of the Company.

     The full text of Bear Stearns' written opinion is attached as Annex C to this document, and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. In reading the discussion of the fairness opinion set forth below, the shareholders of the Company should be aware that Bear Stearns' opinion:

     - was provided to the Board for its benefit and use;

     - did not constitute a recommendation to the Board in connection with the merger;

     - does not constitute a recommendation to any shareholder of the Company as to how to vote in connection with the merger; and

     - did not address the Company's underlying business decision to pursue the merger, the relative merits of the transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

     Although Bear Stearns evaluated the fairness of the merger consideration, from a financial point of view, to the public shareholders of the Company, the consideration itself was determined by the Company and Blackstone through arm's-length negotiations. The Company did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

     In connection with rendering its opinion, Bear Stearns, among other things:

     - reviewed a draft of the merger agreement dated August 17, 2004;

     - reviewed the Company's publicly available Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its publicly available Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2004, and its publicly available Reports on Form 8-K for the three years ended the date hereof;

     - reviewed certain operating and financial information relating to the Company's business and prospects, including a budget dated August 12, 2004 for the year ended December 31, 2004 (the "Budget"), all as prepared and provided to Bear Stearns by the Company's management;

     - met with certain members of the Company's senior management to discuss the Company's business, operations, historical financial results and future prospects;

     - reviewed the reported historical prices, trading multiples and trading volumes of the common stock of the Company;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to the Company;

     - reviewed the terms of recent transactions (to the extent publicly available) involving companies which Bear Stearns deemed generally comparable to the Company and the transaction; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the final executed merger agreement did not materially differ from the draft merger agreement reviewed by them. In addition, Bear Stearns assumed that the transaction will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on the Company.

     Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed by them for the purposes of their opinion, including, without limitation, the financial and other information provided to them by the Company. With respect to the Company's Budget, Bear Stearns relied on representations that it was reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the Budget provided to them, and Bear Stearns further relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information and Budget provided to them incomplete or misleading. Subsequent developments may affect the Bear Stearns opinion and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion.

  Summary of Analyses

     The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to the Board in connection with rendering its fairness opinion.

     Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns' financial analyses.

     Comparison of Merger Consideration to Historical Stock Prices. Bear Stearns compared the merger consideration to be received by the Company stockholders of $12.25 per share to the Company's closing stock price on August 17, 2004 (the last full trading day prior to the meeting of the Board on August 18, 2004 at which Bear Stearns delivered its opinion) and average closing stock prices for the periods one month, six months, one year and three years preceding August 17, 2004 and since the appointment of A.F. Petrocelli, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, on September 15, 1998. The merger consideration of $12.25 per share represents a 44.7% premium to the Company's closing stock price of $8.47 on August 17, 2004.

                                                       AVERAGE CLOSING   MERGER CONSIDERATION
PERIOD PRIOR TO AUGUST 17, 2004:                       STOCK PRICE ($)       PREMIUM (%)
--------------------------------                       ---------------   --------------------
One Month............................................        9.37                30.8
Six Months...........................................       10.28                19.2
One Year.............................................        9.98                22.8
Three Years..........................................        9.54                28.5
Since September 15, 1998.............................        9.73                25.9

     Calculation of the Company's Enterprise Value at the Merger. For purposes of analyzing the merger consideration to be received by the Company's stockholders, Bear Stearns calculated the enterprise value, referred to in this summary as "Enterprise Value" of the Company by adding the equity value of the Company's common stock (including calculating the value of in-the-money stock options with a deduction for the exercise prices of such options) and the Company's total debt outstanding as of June 30, 2004 and subtracting the Company's cash and cash equivalents outstanding as of June 30, 2004.

     Bear Stearns calculated multiples of the Company's Enterprise Value to the Company's earnings before interest, taxes, depreciation and amortization, referred to in this summary as "EBITDA," for the estimated fiscal year ending December 2004.

     Comparable Company Analysis. Bear Stearns analyzed selected historical and 2004 budgeted operating information provided by management of the Company, stock price performance data and valuation multiples for the Company and compared this data to that of four publicly traded lodging C-Corps and three publicly traded lodging real estate investment trusts ("REITS") deemed by Bear Stearns to be generally comparable to the Company. No company or transaction used in the analyses described below is directly comparable to the Company or the contemplated transaction. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Bear Stearns used the earnings forecasts for these companies from publicly available data, First Call and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples of the following comparable companies:

     C-CORPS:

        La Quinta Corporation
        Fairmont Hotels & Resorts Inc.
        Hilton Hotels Corporation; and
        Starwood Hotels and Resorts Worldwide, Inc.

     REITS:

        Equity Inns, Inc.
        Innkeepers USA Trust; and
        Winston Hotels, Inc.

     Bear Stearns reviewed, among other things, the comparable companies' multiples of Enterprise Value to fiscal year 2004 estimated (2004E) EBITDA. The multiples are based on closing stock prices of the companies on August 17, 2004. The following table summarizes the analysis:

                         ENTERPRISE VALUE/2004E EBITDA

C-CORPS:
  La Quinta.................................................  12.5x
  Fairmont Hotels and Resorts...............................  14.0
  Hilton Hotels.............................................  10.1
  Starwood Hotels and Resorts...............................  11.8
REITS:
  Equity Inns...............................................  12.2x
  Innkeepers USA Trust......................................  10.7
  Winston Hotels............................................  12.8

     Bear Stearns compared the multiples above to the implied multiple in the merger of 11.9x Enterprise Value to 2004E EBITDA. Bear Stearns also noted that the comparable companies have historically traded at a premium Enterprise Value/Last Twelve Months ("LTM") EBITDA multiple to that of the Company.

     Comparable Precedent Transactions Analysis. Bear Stearns analyzed publicly available financial information relating to nine merger and acquisition transactions involving companies in the lodging industry which Bear Stearns deemed generally comparable to the Company and the merger. No company or transaction used in the analyses described below is directly comparable to the Company or the contemplated transaction. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     Bear Stearns reviewed, among other things, the ratio of the comparable companies' Enterprise Value implied in the respective transactions to their last twelve months (pre-acquisition) EBITDA, referred to in this summary as "LTM EBITDA."

     The precedent transactions in the Bear Stearns analysis were (Target/Acquiror):

        Baymont Inns & Suites/La Quinta Corporation
        Extended Stay America, Inc./The Blackstone Group
        RFS Hotel Investors, Inc./CNL Hospitality Properties, Inc. Suburban Lodges of America Inc./InTown Suites
        Homestead Village Incorporated/Blackstone Real Estate Advisors Promus Hotel Corp./Hilton Hotels Corporation
        Red Roof Inns, Inc./Accor SA
        La Quinta Inns, Inc./Meditrust Companies; and
        Homegate Hospitality, Inc./Prime Hospitality Corp.

     The following table summarizes the analysis:

                          ENTERPRISE VALUE/LTM EBITDA

High........................................................  13.7x
Mean........................................................  10.4
Median......................................................  10.1
Low.........................................................   7.1

     Bear Stearns compared the multiples implied in the merger of 12.8x Enterprise Value to LTM EBITDA with the mean and median of the precedent transactions. Further, Bear Stearns considered how the multiples have varied over time and some of the factors involved in some of the transactions.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration to the public shareholders to the Company. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the analysis of comparable companies and the analysis of precedent transactions summarized above, no public company utilized as a comparison is identical to the Company. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the public trading values of the Company and the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by the Board. Consequently, Bear Stearns' analysis should not be viewed as determinative of the decision of the Board with respect to the fairness of the merger consideration, from a financial point of view, to the public shareholders of the Company.

     In August 2004, the Board formally engaged Bear Stearns to act as its exclusive financial advisor with respect to exploring strategic alternatives including a possible sale of the Company. Pursuant to the terms of Bear Stearns' engagement letter, the Company has agreed to pay Bear Stearns a transaction fee of 0.80% of the aggregate consideration involved in the transaction (including the amount of any debt assumed or acquired), provided, however, that in no event shall the transaction fee be less than $6.4 million, the principal portion of which is payable upon consummation of the transaction contemplated by the merger agreement. In addition, the Company has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses (up to a maximum of $50,000) incurred by Bear Stearns in connection with its engagement and the merger, including reasonable fees and disbursements of its legal counsel. Also, the Company has agreed to indemnify Bear Stearns against certain liabilities relating to or arising out of Bear Stearns' engagement.

     Bear Stearns has acted as financial advisor to the Board in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Bear Stearns has also previously provided certain investment banking services to the Company, having received aggregate compensation from the Company of approximately $4.0 million.

     In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of the Company and affiliates of BREP IV Hotels Holding L.L.C. for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. Bear Stearns and/or its affiliates own limited partnership interests in certain investment funds affiliated with BREP IV Hotels Holding L.L.C., including Blackstone Communications Partners I, LP, Blackstone Mezzanine Fund, LP, Blackstone Capital Partners IV, LP and Blackstone Real Estate Partners IV, LP, in each case representing, in the aggregate, less than 2% of such interests. In addition, Bear Stearns and/or its affiliates have provided investment banking services to BREP IV Hotels Holding

L.L.C. and its affiliates, including Blackstone Real Estate Partners IV LP. Such services have included various advisory services, including Blackstone Real Estate Partners IV LP's acquisition of Extended Stay America, Inc. and Homestead Village Incorporated and various equity, debt and mortgage related financings, including financing for Extended Stay America, Inc. and Homestead Village Incorporated, in each case for which Bear Stearns has received customary fees.

FINANCING

     In connection with the merger, the parent will cause approximately $570.6 million in cash to be paid to our stockholders and holders of stock options. In addition, our credit agreement will be repaid and the parent anticipates that substantially all our senior subordinated notes will be repurchased. We currently have approximately $20.0 million of outstanding borrowings under our credit agreement and $178.725 million aggregate principal amount of senior subordinated notes outstanding. See "The Merger Agreement -- Debt Tender Offers and Consent Solicitations" and "The Merger Agreement -- Conditions to the Merger."

     We have also agreed to use our reasonable best efforts to repay, prior to the effective time of the merger, $915,000 in aggregate principal amount of mortgage notes issued by us and secured by our Prime Hotel and Suites property in Fairfield, New Jersey. See "The Merger Agreement -- Agreement to Take Further Action and to Use Reasonable Best Efforts." Following the closing of the merger, approximately $13.0 million in aggregate principal amount of other mortgage notes issued by one of our subsidiaries, $24.3 million in aggregate principal amount of mortgage notes issued by one of our joint ventures (up to $4.0 million of which is guaranteed by us) and CDN$7.8 million in aggregate principal amount of mortgage notes issued by another of our joint ventures will remain outstanding.

     The payments to our stockholders, the holders of stock options, and the holders of our debt which is being repaid or repurchased are all expected to be funded by a combination of equity contributions to the parent by affiliates of The Blackstone Group and debt financing. It is expected that affiliates of The Blackstone Group will contribute approximately $172.5 million of equity to the parent and that the remaining funds necessary to finance the acquisition and related debt refinancings will be obtained through the parent's debt financing.

     In connection with the execution and delivery of the merger agreement, the parent obtained a commitment letter from Bank of America, N.A. providing for $680.0 million in debt financing. The funds to be borrowed pursuant to the commitment letter are to be secured by, among other things, first priority mortgage liens on substantially all of the owned hotel properties of the Company and its subsidiaries, a first priority assignment of all leases and rents attributable to such properties, and a first priority assignment of all security accounts and other reserves and escrows for such properties. The financing will be non-recourse, subject to customary exceptions.

     The commitment is conditioned on the merger being consummated by February 18, 2005 and other customary conditions. The lenders have the right to terminate the commitment under certain circumstances, including:

     - the occurrence of events which are substantially similar to the events constituting a "market MAC" that are described in "The Merger Agreement -- Conditions to the Merger," and

     - if the parent is entitled to terminate the merger agreement as a result of a breach of certain representations and warranties made by the Company. See "The Merger Agreement -- Termination."

     The merger agreement does not contain a financing condition, although it does contain a condition, which we refer to as the "market MAC" condition, which is satisfied if certain specified market disruptions do not occur. See "The Merger Agreement -- Conditions to the Merger."

     Under the terms of the merger agreement, the parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event any portion of the parent's debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, the parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. The parent is obligated to keep us informed of the status of its efforts to arrange its equity and debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. The parent must consult with us before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter. With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by the parent.

GUARANTEE; REMEDIES

     In connection with the merger agreement, Blackstone Real Estate Partners IV L.P. has agreed to guarantee the due and punctual observance, performance and discharge of all of the payment obligations and liabilities of the parent and the merger sub under the merger agreement, up to a maximum amount of $27 million. The guarantee will remain in full force and effect until the effective time of the merger or, if the merger agreement is terminated, until the second anniversary of the termination date.

     We cannot seek specific performance to require the parent or the merger sub to complete the merger, and our exclusive remedy for the failure of the parent or the merger sub to complete the merger is a termination fee of $27 million payable to us in the circumstances described under "The Merger Agreement -- Fees and Expenses." In no event can we seek to recover in excess of $27 million for a breach of the merger agreement by the parent or the merger sub.

INTERESTS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

  Stock Options


     As of the record date, there were approximately 6,024,354 shares of our common stock subject to options granted to our executive officers and directors under our equity incentive plans and other stock option grants. Under the terms of the merger agreement, all such stock options will become immediately vested and exercisable effective as of the completion of the merger. Any outstanding stock options that remain unexercised as of the completion of the merger will be canceled, and the holder of each stock option that has an exercise price of less than $12.25 will receive a cash payment, subject to any required withholding taxes, equal to the product of:


     - the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

     - the excess of $12.25 over the exercise price per share of common stock subject to such option.

     The following table summarizes the vested and unvested options under our equity incentive plans and other stock option grants with exercise prices of less than $12.25 per share held by our executive officers and directors as of September 10, 2004 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:


                                           NO. OF SHARES           WEIGHTED AVERAGE
                                       UNDERLYING VESTED AND   EXERCISE PRICE OF VESTED       RESULTING
                                         UNVESTED OPTIONS      AND UNVESTED OPTIONS ($)   CONSIDERATION ($)
                                       ---------------------   ------------------------   -----------------
A. F. Petrocelli.....................        4,825,000                  7.965                20,675,625
Richard T. Szymanski.................          150,000                  9.671                   386,920
Lawrence N. Friedland................           70,000                  9.753                   149,850
Allen S. Kaplan......................           40,000                  9.298                    88,550
Howard M. Lorber.....................          105,000                  9.495                   261,725
Richard Reitman......................           20,000                  7.945                    86,100
Stephen Seltzer......................           10,000                  9.540                    27,100
Stephen M. Kronick...................          138,000                  9.482                   381,970
John Capone..........................           21,300                  8.847                    72,447
Arthur Manso.........................           24,000                  8.768                    83,580
Vito Stellato........................           12,000                  9.090                    37,920
Bryan Hayes..........................           11,300                  9.308                    33,242

CHANGE OF CONTROL AGREEMENTS AND EMPLOYMENT AGREEMENT

     We have entered into change in control agreements with three of our executive officers, A.F. Petrocelli, Richard Szymanski and Stephen Kronick. The change in control agreement with Mr. Petrocelli provides that if a change of control of the Company occurs, the Company will pay him, within ten days of such event and in one lump sum, two and one-half times the aggregate cash compensation earned by him during the fiscal year immediately preceding the change in control. The change in control agreements with Mr. Szymanski and Mr. Kronick each provide that, if within two years of a change in control of the Company, the officer's employment with the Company is terminated by the Company without cause or if the officer resigns for good reason (as defined in the agreement), the Company will pay the officer two and one-half times the aggregate cash compensation earned by the officer during the fiscal year immediately preceding the termination of employment. Each of the change in control agreements with Messrs. Petrocelli, Szymanski and Kronick contains a tax gross-up provision whereby if the officer incurs any excise tax by reason of his receipt of any payment (under his change in control agreement or employment agreement) that constitutes an excess parachute payment as defined in Section 280G and 4999 of the Internal Revenue Code, the officer will receive a gross-up payment in an amount that would place the officer in the same after-tax position that he would have been in if no excess tax had applied.

     In accordance with the Employment Agreement, dated September 14, 1998, between A.F. Petrocelli and us, Mr. Petrocelli will receive severance compensation of a lump sum payment of approximately $1.3 million on the effective date of the merger since he will not be employed by the surviving company after the effective date of the merger.

     The aggregate amount of cash severance benefits payable under the change of control agreement and the employment agreement with Mr. Petrocelli is approximately $7.8 million (which includes a tax gross-up payment of approximately $3.0 million and the severance payment of approximately $1.3 million referred to in the preceding paragraph). The aggregate amount of cash severance benefits under the change of control agreements with Mr. Szymanski and Mr. Kronick is approximately $1.4 million if they are terminated within the two-year period commencing on the date that the change of control occurs. It is not currently anticipated that any tax gross-up payments would be required to be paid to Messrs. Szymanski and Kronick if they are terminated and are entitled to a change of control payment.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that the limited liability company agreement (or similar organizational document) of the surviving company will contain provisions no less favorable with respect to indemnification of our directors, officers, employees, fiduciaries or agents than those set forth in the Company's certificate of incorporation. The indemnification provisions in the surviving company's limited liability company agreement will not be amended or repealed in any manner adverse to persons entitled to rights under those provisions on or prior to the effective time for a period of six years following the effective time of the merger.

     The parent and the surviving company have agreed to indemnify, to the same extent as provided in our certificate of incorporation or any other applicable contract in effect on August 18, 2004, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

     The merger agreement requires that the surviving company either:

     - obtain "tail" directors' and officers' insurance policies in an amount and scope at least as favorable as the Company's existing policies and with a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time; or

     - maintain in effect, for a period of six years after the effective time of the merger, our current directors' and officers' liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 250% of our current premium. If the annual premiums of insurance coverage exceed 250% of our current annual premium, the surviving company must obtain a policy with the greatest coverage available for a cost not exceeding 250% of the current annual premium paid by us.

     The obligations described above regarding directors' and officers' indemnification and insurance must be assumed by any successor entity to the parent or the surviving company as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

VOTING AGREEMENT


     As a condition to its entering into the merger agreement, the parent required Mr. A. F. Petrocelli, our Chief Executive Officer, President and Chairman of the Board of Directors, and United Capital Corp., an entity controlled by him, to enter into a voting agreement with respect to all 45,000 shares of common stock owned by Mr. Petrocelli and all 3,539,697 shares of common stock owned by United Capital Corp. as of the record date and any additional shares acquired by them. As of the record date, these shares represent in the aggregate approximately 8.0% of the votes eligible to be cast at the special meeting.


     Under the voting agreement, Mr. Petrocelli and United Capital Corp. have agreed to do the following:

     - when the special meeting is held, to appear at the meeting or otherwise cause all the shares of common stock of the Company beneficially owned by them to be counted as present at the meeting for the purpose of establishing a quorum;

     - vote, or cause to be voted, in person or by proxy all the shares of common stock of the Company beneficially owned by them in favor of the merger and any other matters necessary for consummation of the transactions contemplated by the merger agreement; and

     - vote, or cause to be voted, all the shares of common stock of the Company beneficially owned by them against:

      - any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person, other than the merger, and

      - any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement, any transactions contemplated by the voting agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the merger agreement.

     Mr. Petrocelli and United Capital Corp. have irrevocably granted, until the termination of the merger agreement, and appointed the parent, each Senior Managing Director of the parent and the Secretary of the parent, in their respective capacities as officers of the parent, and any other designee of the parent, proxy to vote as described above all shares subject to the voting agreement.

     Mr. Petrocelli and United Capital Corp. have agreed not to sell, transfer or otherwise dispose of any shares of common stock of the Company other than, in case of Mr. Petrocelli, to specified related persons who agree to be bound by the voting agreement, or enter into any voting agreement with respect to those shares.

     Mr. Petrocelli and United Capital Corp. have agreed not to, and not to permit any representative to, directly or indirectly, solicit, including by way of furnishing information, any inquiries or the making of any proposal by any person or entity, other than the parent or any affiliate of the parent, which constitutes, or could reasonably be expected to lead to, another acquisition proposal, except that this obligation shall not restrict Mr. Petrocelli from acting in his capacity as a director of the Company and in compliance with the merger agreement.

     The voting agreement terminates upon the earliest of:

     - the effective time of the merger;

     - the termination of the merger agreement in accordance with its terms; and

     - written notice of termination of the voting agreement by the parent to Mr. Petrocelli and United Capital Corp.

     The foregoing summary of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read carefully the voting agreement in its entirety.

LITIGATION CONCERNING THE MERGER

     On August 19, 2004 and August 20, 2004, two purported class actions were filed against us, our directors and The Blackstone Group in the Court of Chancery of the State of Delaware, and styled as Garco Investments LLP v. Prime Hospitality Corp., et. al. (Filing ID 4077874) and Elliot Ames v. Prime Hospitality Corp., et. al. (Filing ID 4079278). The complaints in the actions, which are substantially similar, allege, among other things, that our directors breached their fiduciary duties to our stockholders in connection with the merger. Among other relief, the complaints seek class action status, injunctive relief from completing the merger (which, if granted, could under certain circumstances delay or terminate the merger), unspecified monetary damages, and the payment of attorney's fees. We believe the lawsuits are without merit and intend to vigorously defend against them.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

     For purposes of this discussion, we use the term "U.S. holder" to mean:

     - a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

     - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

     - a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

     - an estate the income of which is subject to U.S. federal income tax regardless of its source.

     This discussion assumes that you hold the shares our of common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

     The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

     - the amount of cash received in exchange for such common stock and

     - the U.S. holder's adjusted tax basis in such common stock.

     If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If you acquired different blocks of our common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

     Under the Code, as a U.S. holder of our common stock, you may be subject, under certain circumstances, to information reporting on the cash received in the merger unless you are a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

REGULATORY APPROVALS

     The Company is not aware of any material regulatory approvals required in order to complete the merger.

                              THE MERGER AGREEMENT

     The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

EFFECTIVE TIME

     The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date will occur no later than the second business day after all of the conditions set forth in the merger agreement have been satisfied or waived, or such other date as the parties may agree in writing.

STRUCTURE

     At the effective time of the merger, we will merge with and into the merger sub. The merger sub will survive the merger and continue to exist after the merger as a wholly owned subsidiary of the parent. All of the Company's and the merger sub's properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving company. Following the completion of the merger, our common stock will be delisted from the NYSE, deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and no longer publicly traded.

ALTERNATIVE STRUCTURE

     While it is currently contemplated that the merger will be effected through the merger of the Company with and into the merger sub, the parent has the option, in its sole discretion and without requiring our consent or the consent of our board of directors or stockholders, after providing us with reasonable notice, to cause the merger to be effected through an alternative transaction structure in which the merger sub will merge with and into the Company, with the Company being the surviving company. If the parent elects the alternative merger structure, the merger consideration to be paid to our stockholders will not change and:

     - each limited liability company interest of the merger sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the surviving company;

     - the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of the surviving company; and

     - the directors of the merger sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving company.

     For purposes of the merger agreement, all references to the term "merger" include the alternative merger structure and all references to the "surviving company" include the Company in its capacity as the surviving entity in the alternative merger structure.

     In addition, the parent has the option, in its sole discretion and without requiring our consent or the consent of our board of directors or stockholders, after providing us with reasonable notice, to convert one or more of our subsidiaries that are organized as corporations into limited liability companies or limited partnerships immediately prior to the effective time of the merger. The completion of any such conversions would be contingent upon consummation of the closing of the merger.

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

TREATMENT OF STOCK AND OPTIONS

  Company Common Stock

     At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $12.25 in cash, without interest, other than Company common stock:

     - held in the Company's treasury immediately prior to the effective time of the merger;

     - held by the merger sub, the parent or any direct or indirect wholly owned subsidiary of the parent or the Company immediately prior to the effective time of the merger; and

     - as to which the Company's stockholders demand appraisal rights in compliance with Delaware law.

  Company Stock Options

     Immediately prior to the effective time of the merger, each outstanding option to acquire our common stock will be canceled, and the holder of each stock option that has an exercise price of less than $12.25 will be entitled to receive from the surviving company as promptly as practicable thereafter an amount in cash equal to the product of:

     - the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

     - the excess of $12.25 over the exercise price per share of common stock subject to such option.

     The amount of cash payable with respect to options will be reduced by the amount of any applicable taxes required to be withheld. We have agreed to take all actions necessary prior to the effective time of the merger to terminate all of the Company's stock option plans and to cancel the stock options.

  No Further Ownership Rights

     After the effective time of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

EXCHANGE AND PAYMENT PROCEDURES

     At the effective time of the merger, the parent will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Company common stock with a bank or trust company (the "paying agent") reasonably acceptable to us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the merger consideration.

     YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

     You will not be entitled to receive the merger consideration until you surrender your Company common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the parent that such stock transfer taxes have been paid or are not applicable.

     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving company and the parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.

     At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving company or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

     None of the paying agent, the merger sub, the parent or the surviving company will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving company. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the parent for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will become the property of the parent free and clear of any claims or interest of any person previously entitled to the merger consideration.

     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit that your certificate was lost, stolen or destroyed and, if the surviving company requires, you will have to post a bond in a reasonable amount determined by the surviving company indemnifying the surviving company against any claims made against it with respect to that certificate.

DEBT TENDER OFFERS AND CONSENT SOLICITATIONS


     On September 9, 2004, we commenced an offer to purchase any and all of our outstanding 8 3/8% Senior Subordinated Notes due 2012. The terms and conditions of the offer to purchase are set forth in the related documentation distributed to the holders of those notes.



     In connection with the offer to purchase, we are seeking the necessary consents of the note holders required to amend the indenture governing the notes and the notes. The amendments will, among other things, eliminate substantially all of the restrictive covenants, eliminate certain events of default, revise the merger and consolidation covenant and make changes to the defeasance provisions contained in the indenture and make related changes in the notes. Assuming we receive the requisite number of consents from the note holders to amend the indenture and the notes, the amendments will become operative immediately prior to the merger, provided that all validly tendered notes are accepted for purchase pursuant to the offer upon the completion of the merger. The proposed terms of the amended indenture and the notes are also described in the documentation distributed to the note holders in connection with the offer to purchase and consent solicitation. Subject to the terms and conditions of the offer, concurrently with the effective time of the merger, the parent will cause the surviving company to accept for payment and pay for all validly tendered notes.


LIMITED LIABILITY COMPANY AGREEMENT

     The limited liability company agreement of the merger sub as in effect immediately prior to the effective time of the merger will be the limited liability company agreement of the surviving company. If the parent elects the alternative merger structure, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of the surviving company.

DIRECTORS AND OFFICERS

     The directors and officers of the merger sub immediately prior to the effective time of the merger will be the directors and officers of the surviving company.

REPRESENTATIONS AND WARRANTIES

     We make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

     - our and our subsidiaries' proper organization, good standing and corporate power to operate our businesses;

     - our certificate of incorporation and bylaws and that of our subsidiaries;

     - our capitalization, including in particular the number of shares of our common stock and stock options outstanding and the amount of our debt outstanding;

     - our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

     - the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

     - required consents and approvals of governmental entities as a result of the merger;

     - our possession of all licenses and permits necessary to operate our properties and carry on our business;

     - our SEC filings since January 1, 2001 and the financial statements contained therein;

     - the absence of liabilities, other than as set forth on our June 30, 2004 balance sheet, ordinary course liabilities and liabilities incurred in connection with the merger;

     - the filing of our Uniform Franchise Offering Circulars;

     - the absence of certain changes and events since June 30, 2004;

     - the accuracy and completeness of information supplied by us in this proxy statement and in the offer documents to be distributed to the holders of the notes;

     - the absence of litigation or outstanding court orders against us;

     - employment and labor matters affecting us, including matters relating to our employee benefit plans;

     - real property owned and leased by us and title to assets;

     - our franchise agreements and management agreements;

     - loans and indebtedness payable to us or any of our subsidiaries;

     - our intellectual property;

     - taxes, environmental matters and material contracts;

     - our insurance policies;

     - the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

     - the required vote of our stockholders in connection with the adoption of the merger agreement;

     - the absence of interested party transactions between the date of our last annual meeting proxy statement and the date of the merger agreement;

     - receipt by us of a fairness opinion of Bear, Stearns;

     - the absence of undisclosed broker's fees; and

     - the absence, since June 30, 2004, of any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

     For the purposes of the merger agreement, "material adverse effect" means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects:

     - is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and any of our subsidiaries taken as a whole; or

     - would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by the merger agreement or prevent or materially impair or delay our ability to perform our obligations under the merger agreement.

A "material adverse effect" will not have occurred, however, as a result of any event, circumstance, change or effect resulting from or relating to:

     - a change in general economic or financial market conditions;

     - a change in industry conditions;

     - seasonal fluctuations in our business;

     - any acts of terrorism or war, except to the extent such event, circumstance, change or effect has had a disproportionate effect on us as compared to other persons in the industry in which we conduct business;

     - the announcement of the execution of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement; or

     - compliance with the terms of, or the taking of any action required by, the merger agreement.

     The merger agreement also contains customary representations and warranties made by the parent and the merger sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

     - their proper organization, good standing and limited liability company power to operate their businesses;

     - their certificate of formation and limited liability company agreement;

     - their limited liability company power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

     - the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

     - required consents and approvals of governmental entities as a result of the merger;

     - the accuracy and completeness of information they have supplied for inclusion in this proxy statement and in the offer documents to be distributed to the holders of the notes;

     - the absence of litigation or outstanding court orders against them;

     - the operations of the merger sub;

     - the parent's receipt at closing of the financing proceeds required to complete the merger and the other transactions contemplated by the merger agreement;

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

     - the delivery by the parent of the guarantee by an affiliate of the parent of the obligations of the parent and the merger sub under the merger agreement; and

     - the absence of undisclosed broker's fees.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

CONDUCT OF OUR BUSINESS PENDING THE MERGER

     Under the merger agreement, we have agreed that, subject to certain exceptions, between August 18, 2004 and the completion of the merger, we and our subsidiaries will:

     - conduct our business only in the ordinary course of business, in a manner consistent with past practice and in compliance with applicable laws; and

     - use reasonable best efforts to preserve substantially intact our business organization, to preserve our assets and properties in good repair and condition and to preserve our current relationships with customers, suppliers and other persons with which we have material business relations, in each case in the ordinary course of business and in a manner consistent with past practice.

     We have also agreed that during the same time period, and again subject to certain exceptions or unless the parent gives its prior written consent, we and our subsidiaries will not:

     - amend or otherwise change our certificate of incorporation or by-laws;

     - issue, sell, license or encumber any of our or our subsidiaries' securities, real property or tangible or intangible assets;

     - declare, set aside, make or pay dividends;

     - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our or our subsidiaries' securities;

     - acquire any businesses, properties or assets, other than non-real property assets either in the ordinary course of business or that do not exceed $1.5 million in the aggregate;

     - acquire, enter into or extend any option to acquire or exercise an option to acquire real property;

     - incur any indebtedness, make loans or grant security interests in any assets;

     - make any capital expenditures other than expenditures related to maintenance expenditures at existing properties in the ordinary course of business and consistent with past practice;

     - commence construction of, or enter into any contract to develop or construct, other real estate projects;

     - enter into any new line of business;

     - expend or utilize any portion of the reserve established under our management agreement with HPT TRS SPES II, Inc.;

     - make investments in persons other than wholly owned subsidiaries;

     - increase, adopt, terminate or amend compensation, retention, severance or benefit plan arrangements;

     - loan or advance any money or property to any current or former director, officer or employee;

     - grant any equity or equity-based awards;

     - make or file for any change in any method of tax accounting;

     - make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement relating to taxes, waive or extend the statute of limitations in respect of taxes, or settle or compromise any material U.S. federal, state or local income tax liability, audit, claim or assessment, or surrender any right to claim for a tax refund;

     - pay, discharge, waive, settle or satisfy liabilities or obligations, except for repayments of indebtedness under our credit agreement, other than in the ordinary course of business consistent with past practice;

     - waive, release, assign, settle or compromise any pending or threatened litigation requiring payment by the Company or any Subsidiary in excess of $100,000 individually or $500,000 in the aggregate;

     - amend, modify, or consent to the termination of any material contracts, other than the terms and provisions of our stock option plans required in connection with the merger, except for certain types of material contracts in the ordinary course of business consistent with past practice;

     - make any advertising or marketing expenditures;

     - adopt, renew, terminate, change or increase our liability or other obligations under any operating standards, loyalty programs or amenity packages relating to the Prime Hotels and Resorts, AmeriSuites or Wellesley Inns & Suites brands;

     - fail to maintain in full force and effect existing insurance policies;

     - fail to preserve or protect our rights in all material intellectual property;

     - enter into or amend any material contracts or enter into or amend any related party transactions;

     - effectuate a plant closing or mass layoff; or

     - announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

NO SOLICITATION OF TRANSACTIONS

     We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly:

     - solicit or initiate or knowingly encourage or otherwise knowingly facilitate any inquiries or the implementation or submission of any acquisition proposal; or

     - participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal.

     For purposes of the merger agreement, "acquisition proposal" means any proposal or offer, including any proposal to our stockholders, from any person other than the parent or the merger sub relating to:

     - any direct or indirect acquisition of more than 15% of our assets and the assets of our consolidated subsidiaries, taken as a whole;

     - any direct or indirect acquisition of more than 15% of any class of our equity securities;

     - any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of our equity securities; or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us.

     Prior to the special meeting, however, we or our board of directors are permitted to engage in discussions or negotiations with, or furnish any information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that:

     - our board of directors believes in good faith, after consultation with its advisors, that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal and that the board of directors is required to engage in discussions or provide information to the third party to comply with its fiduciary duties to our stockholders; and

     - our board of directors receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to us than those contained in the confidentiality agreement signed with an affiliate of the parent.

     For purposes of the merger agreement, "superior proposal" means any bona fide written acquisition proposal that:

     - is not solicited or initiated in violation of our obligations under the merger agreement;

     - relates to more than 50% of our outstanding common stock or all or substantially all of our and our subsidiaries' assets, taken as a whole;

     - our board of directors determines in its good faith judgment is more favorable to our stockholders, from a financial point of view, than the merger agreement; and

     - our board of directors determines is reasonably capable of being completed.

     We have agreed to notify the parent within 48 hours of our receipt of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal. In our notice to the parent, we have agreed to specify the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal. We have also agreed to keep the parent reasonably informed of the status of any discussions or negotiations with third parties and of any modifications to the third party inquiries, proposals or offers. Under the merger agreement, we may not terminate, waive, amend or modify any standstill or confidentiality agreement to which we are a party. We also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any acquisition proposal as of August 18, 2004.

     We have also agreed that our board of directors will not and will not publicly propose to:

     - withdraw or modify its approval or recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

     - approve or recommend any acquisition proposal; or

     - approve any letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal.

     Notwithstanding our obligations under the merger agreement, prior to the adoption of the merger agreement by our stockholders at the special meeting, our board of directors may withdraw or modify its approval or recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement if:

     - in response to the receipt of an unsolicited third party acquisition proposal, the board of directors determines in good faith, after consultation with its advisors, that the acquisition proposal is a superior proposal; and

     - that the board of directors is required, after consultation with its outside legal counsel, to withdraw or modify its approval or recommendation in order to comply with its fiduciary duties to our stockholders; or

     - other than in connection with an acquisition proposal, the board of directors determines in good faith, after consultation with its outside legal counsel, that it is required to withdraw or modify its approval or recommendation in order to comply with its fiduciary duties to our stockholders.

     We have also agreed not take any action to exempt any person from the restrictions on "business combinations" set forth in the DGCL or our Certificate of Incorporation or otherwise cause such restrictions not to apply.

EMPLOYEE BENEFITS

     For a period of two years following the effective time of the merger, the parent has agreed that it will, or will cause the surviving company to, provide our employees as of the effective time of the merger with at least the same level of base salary, cash incentive compensation and other cash variable compensation that was provided to our employees immediately before the merger. For that two-year period, the parent also will provide our employees as of the effective time with employee benefits, other than equity-based compensation, that are no less favorable in the aggregate than those provided to such employees immediately before the effective time of the merger.

     In addition, the parent has agreed:

     - to provide our employees with credit for service with the Company or any of our subsidiaries with respect to any of the parent's benefit plans under which our employees may be eligible to participate after the effective time of the merger;

     - to provide severance benefits, subject to execution of a general release, to any employee who is employed at the Company's executive offices (excluding any employee with an employment agreement, change in control agreement or any other severance agreement and certain other employees) as of the effective time and is terminated without cause during the one-year period immediately following the effective time of the merger in varying amounts depending upon their position and years of employment;

     - with respect to our bonus plan (the "Bonus Plan") provided we achieve our earnings per share target for the applicable years:

      - each eligible employee, who is employed by us at the effective time of the merger and remains employed by the surviving company through the end of calendar year 2004 will be entitled to receive a bonus in accordance with the Bonus Plan in accordance with past practices;

      - each employee who is employed by us at the effective time of the merger but is terminated for any reason other than for cause will be entitled to receive a pro-rata bonus payment under the Bonus Plan;

      - each employee who is terminated by the Company for any reason prior to the effective time of the merger and before the end of calendar year 2004, will not be entitled to receive any payment under the Bonus Plan;

      - A.F. Petrocelli, our President and Chief Executive Officer, will be entitled to receive his pro-rata bonus payment prior to the effective time of the merger. Mr. Petrocelli will not be employed by the surviving company after the effective time of the merger; and

      - at any time after the effective time of the merger the surviving company, in its discretion, shall be entitled to terminate the Bonus Plan for any and all fiscal years after December 31, 2004;

     - with respect to the welfare benefit plans maintained or sponsored by the parent or the surviving company and in which our employees may be eligible to participate on or after the effective time of the merger:

      - waive all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee under any of those welfare benefit plans to the same extent waived under our comparable plans; and

      - provide credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under our plans during the relevant plan year, up to and including the effective time of the merger.

AGREEMENT TO TAKE FURTHER ACTION AND TO USE REASONABLE BEST EFFORTS

     Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all appropriate action and to do all things necessary, proper or advisable to complete and to make effective the transactions contemplated under the merger agreement. Among other things, each party has committed to use such efforts to cooperate with each other to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties.

     Furthermore, the parties have agreed to use their respective reasonable best efforts to obtain any third party consents:

     - necessary or advisable to complete the transactions contemplated under the merger agreement;

     - specified in the merger agreement; or

     - required to prevent a material adverse effect from occurring.

     In addition, we have agreed that, in the event that we fail to obtain any of the third party consents mentioned above, we will use our reasonable best efforts and take all such actions reasonably requested by the parent in order to minimize any adverse effect on the Company and the parent and their respective businesses as a result of the failure to obtain such consents.

     We have agreed that, in connection with obtaining any approval or consent from any governmental authority with respect to the merger or any other transaction contemplated under the merger agreement, neither we nor the parent or its affiliates will be required to make any divestiture or undertaking relating to the conduct of business, unless acceptable to the parent. We have also agreed that neither we nor the parent or its affiliates will be required to pay or commit to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party unless the parent has provided its prior written consent, which the parent cannot unreasonably withhold if the payment, commitment or incurrence is to be made by the Company.


     In addition, we have agreed at or immediately prior to the effective time of the merger, to use our reasonable best efforts to (A) exercise the purchase options granted to us as tenant under that certain Lease, dated as of March 31, 1996, by and between us and N.J. Route 46, Limited Partnership and that certain Lease, dated as of September 22, 1988, by and between us and N.J. Route 46, Limited Partnership, as successor in interest to Prime Motor Inns, Inc., and acquire fee simple title to the property commonly known as 700 Route 46 East, Fairfield, New Jersey prior to the effective time of the merger and (B) to exercise our purchase option granted to us as tenant under that certain Agreements of Lease, dated as of September 22, 2000 and August 8, 2000, by and between us and Brown Trout Investments, Ltd. and acquire in our name, or if requested by parent, in the name of a subsidiary of the Surviving Company, fee simple title to the properties commonly known as (i) 5895 Caravan Court, Orlando, Florida and (ii) 4730 Painters Mill Road, Owings Mills, Maryland, such acquisitions to be consummated prior to, but to become effective immediately after, the effective time of the merger. We have also agreed to use our reasonable best efforts to obtain a payoff letter from our lender with respect to our mortgage for our Prime Hotel and Suites property in Fairfield, New Jersey.

CONDITIONS TO THE MERGER

     The obligations of the parties to complete the merger are subject to the following mutual conditions:

     - receipt of Company stockholder approval; and

     - the absence of any governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing.

     The obligations of the parent and the merger sub to complete the merger are subject to the following additional conditions:

     - the truth and correctness of our representations and warranties, without giving effect to any materiality or material adverse effect qualifiers, except where the failure of our representations and warranties to be true and correct, without giving effect to any materiality or material adverse effect qualifiers, would not reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, and the truth and correctness in all material respects of our representation and warranty regarding capitalization;

     - the performance, in all material respects, by us of our covenants and agreements in the merger agreement;

     - our delivery to the parent at closing of a certificate with respect to our representations, warranties, covenants and agreements;

     - the absence of a "market MAC" market disruption or the absence of an occurrence of any "market MAC" event which with the passage of time could become a "market MAC"; a "market MAC" is defined as any one of the following market disruption events:

      - any general suspension of trading in securities on the NYSE for three or more consecutive business days;

      - the declaration of a banking moratorium or any suspension of payments in respect of banks for three or more consecutive business days;

      - the commencement or material escalation of war or other crisis, including terrorist acts, that results in a material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or

      - any limitation by any governmental authority that prohibits the extension of credit by banks in the U.S. or New York for a period of three or more consecutive business days in a manner that prevents Blackstone's lenders from providing its debt financing;

     - the receipt of the requisite consents from the note holders under each of our indentures so that we and the indenture trustees may execute supplemental indentures immediately prior to the closing that would remove restrictive covenants;

     - receipt of a letter from our lender under our credit agreement acknowledging that our credit agreement will be terminated and we and our subsidiaries will be released from liability thereunder upon the repayment of the aggregate principal amount outstanding under our credit agreement; and

     - receipt of a title insurance affidavit with respect to debts, liens, parties in possession and non-imputation.

     Our obligation to complete the merger is subject to the following additional conditions:

     - the truth and correctness in all material respects of the parent's and the merger sub's representations and warranties;

     - the performance, in all material respects, by the parent and the merger sub of their covenants and agreements in the merger agreement; and

     - the delivery at closing by the parent of a certificate with respect to the parent's and the merger sub's representations, warranties, covenants and agreements.

TERMINATION

     We and the parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

     - by either the parent or the Company if:

      - the closing has not occurred on or before February 18, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

      - the Company stockholders do not vote to adopt the merger agreement at the special meeting of the stockholders;

      - there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 30 days;

      - any governmental authority has enacted or entered any injunction or other ruling or takes any other action which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting completion of the merger;

     - by the parent, if our board of directors withdraws or modifies its recommendation or approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or that the Company's stockholders vote to adopt the merger agreement or recommends or approves another acquisition proposal;

     - by the Company if, prior to the stockholders meeting, our board of directors withdraws or modifies its recommendation to our stockholders in favor of the merger in response to an unsolicited superior proposal that it has approved and recommended in accordance with the terms of the merger agreement, but only after we have provided the parent a three business day period (during which time we must negotiate in good faith with the parent) to make an offer that is at least as favorable as the superior proposal;

     - by the Company, if certain conditions to closing have been satisfied or waived and the closing has not occurred within five business days; or

     - by the Company, if a specified market disruption event has occurred and the parent has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company.

FEES AND EXPENSES

     We have agreed to reimburse the parent's transaction expenses, up to a limit of $4 million, if:

     - the parent terminates the merger agreement due to a breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, which breach has not been cured within 30 days; or

     - either the Company or the parent terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting of the stockholders.

     If, concurrently with either of the foregoing events or within 12 months after such event, we submit to our stockholders, enter into or complete an acquisition proposal, we have agreed to also pay to the parent a termination fee of $23 million.

     In addition, we have agreed to pay the parent a termination fee of $23 million, and to reimburse the parent's transaction expenses up to a limit of $4 million, if:

     - the parent has terminated the merger agreement because our board of directors has withdrawn or modified its recommendation of the merger, the merger agreement or the other transactions contemplated by the merger agreement or recommended or approved an acquisition proposal, so long as neither the parent nor the merger sub was in material breach of the merger agreement as of the termination date; or

     - the Company has terminated the merger agreement if, prior to the stockholders meeting, our board of directors has withdrawn or modified its recommendation to our stockholders in favor of the merger in response to an unsolicited superior proposal that it has approved and recommended in accordance with the terms of the merger agreement, but only after we have provided the parent a three business day period (during which time we must negotiate in good faith with the parent) to make an offer that is at least as favorable as the superior proposal.

     In no event will we be obligated to pay to the parent aggregate fees and expenses in excess of $27 million (a termination fee of $23 million and up to $4 million for reimbursement of expenses). For purposes of determining whether a termination fee is payable by us, an "acquisition proposal" is one that involves over 40% of our stock or assets or a merger or other business combination in which our stockholders would cease to own at least 60% of the stock of the Company immediately following the transaction.

     The parent has agreed to pay us a termination fee of $27 million if we have terminated the merger agreement:

     - due to a breach by the parent or the merger sub of its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, which breach has not been cured within 30 days;

     - because the closing has not occurred by February 18, 2005 so long as the failure to complete the merger is not the result of the failure of the Company to comply with the terms of the merger agreement and, at the time of the termination, the mutual closing conditions relating to our stockholder approval and the absence of governmental orders and the parent's conditions relating to our representations, warranties, covenants and agreements, the absence of a market MAC and the receipt of the requisite consents from the note holders have been satisfied or waived; or

     - because the mutual closing conditions relating to our stockholder approval and the absence of governmental orders and the parent's conditions relating to our representations, warranties, covenants and agreements, the absence of a market MAC and the receipt of the requisite consents from the note holders have been satisfied or waived and the closing has not occurred within five business days.

     Our right to receive a termination fee from the parent is our exclusive remedy for losses suffered by us as a result of the failure of the merger to close.

AMENDMENT AND WAIVER

     The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. After the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, any party may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any agreement of another party or any condition to its own obligations contained in the merger agreement.

                      MARKET PRICE OF THE COMPANY'S STOCK

     Our common stock is traded on the NYSE under the symbol "PDQ." The following table sets forth the high and low closing sales prices per share of our common stock on the NYSE for the periods indicated.

                               MARKET INFORMATION


                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
Year Ended December 31, 2002:
  1st Quarter...............................................  $13.72   $10.52
  2nd Quarter...............................................  $13.66   $11.90
  3rd Quarter...............................................  $12.30   $ 8.20
  4th Quarter...............................................  $ 9.40   $ 7.55
Year Ended December 31, 2003:
  1st Quarter...............................................  $ 8.76   $ 4.68
  2nd Quarter...............................................  $ 7.15   $ 5.10
  3rd Quarter...............................................  $ 9.10   $ 6.76
  4th Quarter...............................................  $11.02   $ 8.69
Year Ended December 31, 2004:
  1st Quarter...............................................  $11.79   $ 9.98
  2nd Quarter...............................................  $11.50   $ 9.34
  3rd Quarter (through September 9, 2004)...................  $12.06   $ 8.27



     The closing sale price of our common stock on the NYSE on August 17, 2004, the day before the merger agreement was announced, was $8.47. On September 9, 2004, the last trading day before the date of this proxy statement, the closing price for the Company's common stock on the NYSE was $12.06. You are encouraged to obtain current market quotations for PDQ common stock in connection with voting your shares.


     We have not declared any cash dividends on our common stock during the two prior fiscal years and we are currently prohibited by the terms of the merger agreement and certain debt agreements from paying cash dividends. In the event that the merger is not consummated, we currently anticipate that we will retain any future earnings for use in our business and that we will not pay any dividends on our common stock in the foreseeable future.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of September 10, 2004 (unless otherwise noted), certain information regarding the beneficial ownership of our common stock by:


     - each person known by us to be the beneficial owner of 5% or more of the outstanding common stock;

     - each of our directors and executive officers; and

     - all of our directors and executive officers as a group.


     There were approximately 1,489 record holders of common stock and 44,614,372 shares of common stock outstanding on that date.


                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME(1)                                                        NUMBER(2)        PERCENT
-------                                                       -----------      ---------
A.F. Petrocelli(3)..........................................   7,659,697         15.7
United Capital Corp.(3).....................................   3,539,697          7.9
AXA Financial Services, Inc.(4).............................   3,208,638          7.2
Dimensional Fund Advisors Inc.(5)...........................   3,136,700          7.0
Massachusetts Financial Services Company(6).................   2,303,330          5.2
Richard Szymanski(7)........................................     141,279            *
Lawrence N. Friedland(8)....................................      71,000            *
Allen S. Kaplan(9)..........................................      30,000            *
Howard M. Lorber(10)........................................     185,000            *
Richard Reitman(11).........................................      10,000            *
Stephen Seltzer.............................................           0            0
Stephen M. Kronick(12)......................................     123,748            *
John Capone(13).............................................      12,700            *
Arthur Manso(14)............................................      12,000            *
Vito Stellato(15)...........................................       4,000            *
Bryan Hayes(16).............................................       8,703            *
All directors and officers as a group(14 persons)...........   8,258,127         16.8

---------------

 *  Less than 1.0%.

 (1) Unless otherwise indicated, the address of such person is c/o Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004.

 (2) The numbers and percentages of shares owned by the directors, the named executive officers, and by all officers and directors as a group assume in each case that currently outstanding stock options covering shares of common stock which were exercisable within 60 days of September 10, 2004 had been exercised by that person or group as follows: (i) A. F. Petrocelli -- 4,075,000; (ii) Richard Szymanski -- 138,999; (iii) Lawrence Friedland -- 60,000; (iv) Allen S. Kaplan -- 30,000; (v) Howard
     Lorber -- 95,000; (vi) Richard Reitman -- 10,000; (vii) Stephen M.
     Kronick -- 123,666; (viii) John Capone -- 12,700; (ix) Arthur
     Manso -- 12,000; (x) Vito Stellato -- 4,000; (xi) Bryan Hayes -- 8,700 and
     (ix) all directors and executive officers as a group -- 4,570,065.

 (3) Includes 45,000 shares owned by Mr. Petrocelli and 3,539,697 shares owned by United Capital Corp. of which A.F. Petrocelli is a majority shareholder, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Petrocelli expressly disclaims beneficial ownership of the shares directly held by United Capital Corp. Also includes options held by Mr. Petrocelli to purchase 4,075,000 shares at an exercise price of $9.31 per share as to 10,000 shares, $10.00 per share as to 65,000 shares, $5.91 per share as to 1,000,000 shares and $9.12 per share as to 3,000,000 shares.

 (4) AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle together filed a joint
     Schedule 13G dated February 10, 2004 with the SEC reporting beneficial ownership of these shares of Common Stock. According to this Schedule 13G,

     (i) AXA Financial reported beneficial ownership of an aggregate of 2,283,638 of such shares, 2,002,871 of which it reported sole voting power, 24,650 of which it reported shared voting power, and 2,283,638 of which it reported sole dispositive power, and (ii) each of AXA Assurances I.A.R.D., AXA Assurances Vie and AXA Courtage reported beneficial ownership of all of such shares, 2,741,771 of which it reported sole voting power, 24,650 of which it reported shared voting power, 2,283,638 of which it reported sole dispositive power and 925,000 of which it reported shared dispositive power. AXA Financial Services, Inc. is located at Avenue of the Americas, New York, New York 10104.

 (5) Dimensional Fund Advisors Inc. filed a Schedule 13G dated February 6, 2004 with the SEC reporting ownership of 3,136,700 shares of Common Stock, with sole voting and dispositive power with respect to all such shares. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

 (6) Massachusetts Financial Services Company filed a Schedule 13G dated February 11, 2004 with the SEC reporting ownership of 2,303,330 shares of Common Stock, with sole voting power with respect to 2,270,530 shares and sole dispositive power with respect to 2,303,330 shares. Massachusetts Financial Services Company is located at Boylston Street, Boston, Massachusetts 01216.

 (7) Includes 2,280 shares owned by Mr. Szymanski. Also includes options to purchase 138,999 shares with an exercise price $9.63 per share as to 12,000 shares, $10.00 per share as to 27,000 shares, $11.25 per share as to 35,000 shares, $9.16 per share as to 31,000 shares, $8.60 per share as to 19,000 shares, $8.445 per share as to 12,666 shares, and $9.09 per share as to 2,333 shares.

 (8) Includes 2,000 shares owned by Mr. Friedland, 7,000 shares owned by trust under which Mr. Friedland is the trustee and beneficiary and 2,000 shares owned by trusts for the benefit of Mr. Friedland's grandchildren. Mr. Friedland disclaims beneficial ownership of the shares owned by the trust for the benefit of his grandchildren. Also includes options held by Mr. Friedland to purchase 60,000 shares at an exercise price of $10.00 per share as to 10,000 shares, $12.00 per share as to 10,000 shares, $8.63 per share as to 10,000 shares, $12.01 per share as to 10,000 shares, $12.49 per share as to 10,000 shares and $6.35 per share as to 10,000 shares.

 (9) Consists of options held by Mr. Kaplan to purchase 30,000 shares at an exercise price of $12.01 per share as to 10,000 shares, $12.49 per share as to 10,000 shares, and $6.35 per share as to 10,000 shares.

(10) Includes 90,000 shares owned by Mr. Lorber. Also includes options to purchase 95,000 shares with an exercise price of $9.31 per share as to 10,000 shares, $10.00 per share as to 65,000 shares, $12.49 as to 10,000 shares, and $6.35 as to 10,000 shares.

(11) Consists of options held by Mr. Reitman to purchase 10,000 shares at an exercise price of $6.35 per share.

(12) Includes 82 shares owned by Mr. Kronick. Also includes options to purchase 123,666 shares with an exercise price of $9.63 per share as to 12,000 shares, $10.00 per share as to 24,000 shares, $11.25 per share as to 21,000 shares, $9.16 per share as to 31,000 shares, $8.60 per share as to 19,000 shares, $8.445 per share as to 12,666 shares, and $9.09 per share as to 4,000 shares.

(13) Consists of options to purchase 12,700 shares with an exercise price of $4.72 per share as to 1,500 shares, $11.25 per share as to 1,500 shares, $9.16 per share as to 2,700, $8.60 per share as to 1,800 shares, $8.445 per share as to 1,200 shares, and $9.09 per share as to 4,000 shares.

(14) Consists of options to purchase 12,000 shares with an exercise price of $8.445 per share as to 8,000 shares, and $9.09 per share as to 4,000 shares.

(15) Consists of options to purchase 4,000 shares with an exercise price of $9.09 per share.

(16) Includes 3 shares owned by Mr. Hayes. Also includes options to purchase 8,700 shares with an exercise price of $11.25 per share as to 2,000 shares, $9.12 per share as to 2,700 shares, $8.60 per share as to 1,800 shares, $8.445 per share as to 1,200 shares and $9.09 per share as to 1,000 shares.

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company. The Company's stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement.

     Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of
Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     - You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

     - You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company's common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company's common stock.

     All demands for appraisal should be addressed to Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004, Attention: Joseph B. Bernardino, Esq., Secretary and General Counsel, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company's common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a holder of the Company's common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If you hold your shares of the Company's common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     Within 10 days after the effective time of the merger, the surviving company must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company's common stock. Within 120 days after the effective time, either the surviving company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving company has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of the Company's common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME, OR LESS THAN THE VALUE THAT YOU ARE ENTITLED TO RECEIVE UNDER THE TERMS OF THE MERGER AGREEMENT.

     Costs of the appraisal proceeding may be imposed upon the surviving company and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving company and must, to be effective, be made within 120 days after the effective time.

     In view of the complexity of Section 262, the Company's stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                   MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

     In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless PHC has received contrary instructions from one or more of the stockholders. PHC will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004,
Attention: Investor Relations, telephone: (973) 882-1010, with a copy to the attention of the Company's Secretary and General Counsel, Joseph B. Bernardino, Esq. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting PHC at the address and phone number set forth in the prior sentence.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders' meetings. If the merger is not completed, we must receive stockholder proposals not later than December 22, 2004 for inclusion in the proxy materials relating to our 2005 annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

     In addition, our amended by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our headquarters, not less than 50 days nor more than 75 days prior to the meeting; provided, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be received by the close of business on the 15th day following the date on which notice of the meeting was mailed or public disclosure was made, whichever first occurs. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

     Public Reference Room
     450 Fifth Street, N.W.
     Room 1024
     Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

     Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

     20 Broad Street
     New York, NY 10005


     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004,
Attention: Investor Relations, with a copy to the attention of the Company's Secretary and General Counsel, Joseph B. Bernardino, Esq. If you would like to request documents, please do so by September 22, 2004, in order to receive them before the special meeting.



     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated September 10, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                         BREP IV HOTELS HOLDING L.L.C.,
                       BREP IV HOTELS ACQUISITION L.L.C.
                                      AND
                            PRIME HOSPITALITY CORP.
                          DATED AS OF AUGUST 18, 2004

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
 ARTICLE I  THE MERGER......................................................   A-1
 SECTION 1.01.  The Merger..................................................   A-1
 SECTION 1.02.  Closing.....................................................   A-1
 SECTION 1.03.  Effective Time..............................................   A-1
 SECTION 1.04.  Effect of the Merger........................................   A-2
 SECTION 1.05.  Limited Liability Company Agreement.........................   A-2
 SECTION 1.06.  Directors and Officers......................................   A-2
 SECTION 1.07.  Alternative Structure of Merger.............................   A-2



 ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............   A-3
 SECTION 2.01.  Conversion of Securities....................................   A-3
 SECTION 2.02.  Exchange of Certificates....................................   A-3
 SECTION 2.03.  Stock Transfer Books........................................   A-4
 SECTION 2.04.  Company Stock Options.......................................   A-4
 SECTION 2.05.  Dissenting Shares...........................................   A-5
 SECTION 2.06.  Debt Offer..................................................   A-5
 SECTION 2.07.  Non-Foreign Status..........................................   A-6



 ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   A-7
 SECTION 3.01.  Organization and Qualification; Subsidiaries................   A-7
 SECTION 3.02.  Certificate of Incorporation and Bylaws.....................   A-7
 SECTION 3.03.  Capitalization..............................................   A-8
 SECTION 3.04.  Authority Relative to This Agreement........................   A-9
 SECTION 3.05.  No Conflict; Required Filings and Consents..................   A-9
 SECTION 3.06.  Permits; Compliance.........................................  A-10
 SECTION 3.07.  SEC Filings; Financial Statements; Undisclosed
                Liabilities.................................................  A-10
 SECTION 3.08.  Information Supplied........................................  A-11
 SECTION 3.09.  Absence of Certain Changes or Events........................  A-11
 SECTION 3.10.  Absence of Litigation.......................................  A-12
 SECTION 3.11.  Employee Benefit Plans......................................  A-12
 SECTION 3.12.  Labor and Employment Matters................................  A-13
 SECTION 3.13.  Real Property; Title to Assets..............................  A-13
 SECTION 3.14.  Intellectual Property.......................................  A-16
 SECTION 3.15.  Taxes.......................................................  A-16
 SECTION 3.16.  Environmental Matters.......................................  A-17
 SECTION 3.17.  Material Contracts..........................................  A-18
 SECTION 3.18.  Insurance...................................................  A-20
 SECTION 3.19.  Board Approval; Vote Required...............................  A-20
 SECTION 3.20.  Interested Party Transactions...............................  A-20
 SECTION 3.21.  Opinion of Financial Advisor................................  A-20
 SECTION 3.22.  Brokers.....................................................  A-20

                                                                              PAGE
                                                                              ----



 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........  A-21
 SECTION 4.01.  Corporate Organization......................................  A-21
 SECTION 4.02.  Certificate of Formation and Limited Liability Company
                Agreement...................................................  A-21
 SECTION 4.03.  Authority Relative to This Agreement........................  A-21
 SECTION 4.04.  No Conflict; Required Filings and Consents..................  A-21
 SECTION 4.05.  Information Supplied........................................  A-22
 SECTION 4.06.  Absence of Litigation.......................................  A-22
 SECTION 4.07.  Operations of Merger Sub....................................  A-22
 SECTION 4.08.  Financing...................................................  A-22
 SECTION 4.09.  Guarantee...................................................  A-22
 SECTION 4.10.  Brokers.....................................................  A-22



 ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER..........................  A-23
 SECTION 5.01.  Conduct of Business by the Company Pending the Merger.......  A-23
 SECTION 5.02.  Conduct of Business by Parent and Merger Sub Pending the
                Merger......................................................  A-24



 ARTICLE VI  ADDITIONAL AGREEMENTS..........................................  A-25
 SECTION 6.01.  Proxy Statement.............................................  A-25
 SECTION 6.02.  Company Stockholders' Meeting...............................  A-25
 SECTION 6.03.  Access to Information; Confidentiality......................  A-25
 SECTION 6.04.  No Solicitation of Transactions.............................  A-26
 SECTION 6.05.  Directors' and Officers' Indemnification and Insurance......  A-28
 SECTION 6.06.  Employee Benefits Matters...................................  A-29
 SECTION 6.07.  Notification of Certain Matters.............................  A-30
 SECTION 6.08.  Financing...................................................  A-30
 SECTION 6.09.  Further Action; Reasonable Best Efforts.....................  A-31
 SECTION 6.10.  Obligations of Parent and Merger Sub........................  A-32
 SECTION 6.11.  Public Announcements........................................  A-32
 SECTION 6.12.  Taxes.......................................................  A-33
 SECTION 6.13.  Resignations................................................  A-33



 ARTICLE VII  CONDITIONS TO THE MERGER......................................  A-33
 SECTION 7.01.  Conditions to the Obligations of Each Party.................  A-33
 SECTION 7.02.  Conditions to the Obligations of Parent and Merger Sub......  A-33
 SECTION 7.03.  Conditions to the Obligations of the Company................  A-34



 ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER............................  A-35
 SECTION 8.01.  Termination.................................................  A-35
 SECTION 8.02.  Effect of Termination.......................................  A-36
 SECTION 8.03.  Fees and Expenses...........................................  A-36
 SECTION 8.04.  Amendment...................................................  A-37
 SECTION 8.05.  Waiver......................................................  A-37

                                                                              PAGE
                                                                              ----



 ARTICLE IX  GENERAL PROVISIONS.............................................  A-38
 SECTION 9.01.  Non-Survival of Representations, Warranties and
                Agreements..................................................  A-38
 SECTION 9.02.  Notices.....................................................  A-38
 SECTION 9.03.  Certain Definitions.........................................  A-38
 SECTION 9.04.  Severability................................................  A-42
 SECTION 9.05.  Disclaimer of Other Representations and Warranties..........  A-42
 SECTION 9.06.  Entire Agreement; Assignment................................  A-42
 SECTION 9.07.  Parties in Interest.........................................  A-42
 SECTION 9.08.  Remedies; Specific Performance..............................  A-42
 SECTION 9.09.  Governing Law...............................................  A-43
 SECTION 9.10.  Waiver of Jury Trial........................................  A-43
 SECTION 9.11.  Headings....................................................  A-43
 SECTION 9.12.  Counterparts................................................  A-43
 Exhibit A  Certificate of Non-Foreign Status
 Exhibit B  Form of Guarantee
 Exhibit C  Form of Title Insurance Affidavit

     AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2004 (this "Agreement"), among BREP IV Hotels Holding L.L.C., a Delaware limited liability company ("Parent"), BREP IV Hotels Acquisition L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), and Prime Hospitality Corp., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors or Board of Managers of each of the Company, Parent and Merger Sub deem it in the best interests of their respective stockholders or members, as the case may be, to consummate the merger (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, of the Company with and into Merger Sub in which Merger Sub would be the surviving entity, and such Boards of Directors or Board of Managers, as the case may be, have approved this Agreement and declared its advisability (and, in the case of the Board of Directors or Board of Managers of the Company, as the case may be (the "Company Board"), recommended that this Agreement be adopted by the Company's stockholders);

     WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote their shares of the Company Common Stock (as defined below) in favor of the adoption of this Agreement; and

     WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), will be converted into the right to receive $12.25 per share in cash, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, the Company shall be merged with and into Merger Sub. At the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity of the Merger (the "Surviving Company").

     SECTION 1.02. Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Parent and the Company.

     SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

     SECTION 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 259 and 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act.

     SECTION 1.05. Limited Liability Company Agreement. Subject to Section 1.07, at the Effective Time, the Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by Law.

     SECTION 1.06. Directors and Officers. Subject to Section 1.07, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Limited Liability Company Agreement of the Surviving Company, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

     SECTION 1.07. Alternative Structure of Merger. While it is currently contemplated that the Merger shall be effected through the merger of the Company with and into Merger Sub, Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the Company's Board of Directors or stockholders, upon reasonable notice to the Company, to cause the Merger to be effected through an alternative transaction structure of Merger Sub merging with and into the Company, with the Company being the Surviving Company (the "Alternative Merger"), in which case (i) each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company, (ii) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended as provided by Law, (iii) the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Company and such Bylaws, and (iv) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Parent shall make such election by delivering to the Company a notice (the "Election Notice") electing to effect the Alternative Merger. For purposes of this Agreement, (i) all references to the term "Merger" shall be deemed to include the Alternative Merger, except for such references contained in this
Section 1.07, and (ii) all references to the term "Surviving Company" shall be deemed to include the Company in its capacity as the surviving entity in the Alternative Merger. In addition, Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the Company's Board of Directors or stockholders, upon reasonable notice (but not less than 15 days' notice) to the Company, to request the Company, immediately prior to the Effective Time, to use commercially reasonable efforts to the extent possible within such time frame to convert one or more Subsidiaries that are organized as corporations into limited liability companies or limited partnerships; provided (i) that completion of any such actions or transactions shall be contingent upon consummation of the Closing and (ii) such actions (or the inability to complete such actions) shall not affect or modify the obligations of Parent or Merger Sub to fulfill their obligations under this Agreement. As part of the Proxy Statement and the Offer Documents and in the manner required by applicable Law, the Company shall describe the provisions of this Section 1.07.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b), Shares owned by any direct or indirect wholly owned subsidiary of the Company and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $12.25 in cash, without interest (the "Merger Consideration"), payable upon surrender in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. (i) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Capital Stock of Merger Sub. Subject to Section 1.07, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to remain outstanding and shall constitute the only issued and outstanding limited liability company interests of the Surviving Company.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (e) No Liability. None of the Paying Agent, Merger Sub, Parent or the Surviving Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (f) Withholding Rights. Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

     SECTION 2.04. Company Stock Options. (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option holders and the adoption of Company Board resolutions, if necessary, to (i) terminate the 1995 Employee Stock Option Plan, the 1995 Non-Employee Director Stock Option Plan, the Nonqualified Stock Option Agreement dated October 14, 1998 between A.F. Petrocelli and the Company, and the Nonqualified Stock Option Agreement dated October 23, 2001 between A.F. Petrocelli and the Company, in each case as amended through the date of this Agreement (collectively, the "Company Stock Option Plans"), and (ii) cancel, as of the Effective Time, each option to purchase Shares granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised, as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries).

     (b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the per share Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Surviving Company, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the per share Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option (the "Option Payment"). The Surviving Company shall make the Option Payments as promptly as practicable after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

     SECTION 2.05. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder's Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder's rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.06. Debt Offer. (a) The Company shall use its reasonable best efforts to commence, on the date 14 days prior to the estimated date of mailing the Proxy Statement or on any other date designated by Parent on at least five days notice to the Company, an offer to purchase, and related consent solicitation with respect to, all of the outstanding aggregate principal amount of the Company's 8 3/8% Senior Subordinated Notes due 2012 (the "Notes") on the terms and conditions set forth in Section 2.06(a) of the Company Disclosure Schedule (or as may be agreed between the Company and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the Company (including the related consent solicitation, the "Debt Offer"); provided that (A) this Agreement shall not have been terminated in accordance with
Section 8.01, (B) the Company shall have received from Parent the completed Offer Documents (as defined below), which shall be in form and substance reasonably satisfactory to the Company, and (C) at the time of such commencement, Parent shall have otherwise performed or complied with all of its agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offer is to be commenced. The Company shall waive any of the conditions to the Debt Offer (other than that the Merger shall have been consummated and that there shall be no order or injunction prohibiting consummation of the Debt Offer) as may be reasonably requested by Parent and shall not, without the consent of Parent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of the Debt Offer requested by Parent that decreases the price per Note payable in the Debt Offer or related consent solicitation or imposes conditions to the Debt Offer or related consent solicitation in addition to those set forth in Section 2.06(a) of the Company Disclosure Schedule that are materially adverse to holders of the Notes, unless such change is approved by the Company in writing.

     (b) The Company covenants and agrees that, immediately following the consent expiration date, assuming the requisite consents are received, it shall execute a supplemental indenture to the indenture governing the Notes, which supplemental indenture shall implement the amendments set forth in the Offer Documents and shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Surviving Company to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.

     (c) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the "Offer Documents"). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review and comment by of the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes. Notwithstanding anything to the contrary in this Section 2.06, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 2.06, the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

     (d) Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offer, and Parent further agrees to reimburse the Company for all of its reasonable out-of-pocket costs in connection with the Debt Offer promptly following incurrence and delivery of reasonable documentation of such costs. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries, their respective officers and directors and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offer and the Offer Documents; provided, however, that neither Parent nor Merger Sub shall have any obligation to indemnify and hold harmless any such party or person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company that is determined to have contained a material misstatement or omission.

     SECTION 2.07. Non-Foreign Status. At or prior to the Effective Time, the Company shall furnish to Parent and Merger Sub a duly executed certification of the Company's non-foreign status in the form set forth in Exhibit A to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule") (provided that disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited liability company or limited partnership power and authority, as the case may be, and all necessary governmental approvals to own, lease, franchise, manage and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, franchised, managed or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a "Company Material Adverse Effect": any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) a change in industry conditions, (iii) seasonal fluctuations in the business of the Company and the Subsidiaries, (iv) any acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and the Subsidiaries as compared to other persons in the industry in which the Company and the Subsidiaries conducts their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, or (vi) compliance with the terms of, or the taking of any action required by, this Agreement; and provided, further, that with respect to the representations and warranties set forth in
Section 3.05, the exceptions set forth in clauses (v) and (vi) will not apply.

     (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

     (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the "Investments"). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

     SECTION 3.02. Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or similar organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and Bylaws are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws. No Subsidiary has been in material violation of any of the provisions of its Certificate of Incorporation or Bylaws. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2001.

     SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of preferred stock, par value $.10 per share ("Company Preferred Stock"). As of August 17, 2004, (i) 44,614,372 shares of Company Common Stock are issued and outstanding (excluding shares of Common Stock held in the treasury of the Company), all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 12,244,778 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries,
(iv) 6,054,354 shares of Company Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Option Plans at a weighted average per share exercise price of $8.27 and (v) 2,905,696 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options). Since August 17, 2004 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of August 17, 2004 there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. The Company does not have a "poison pill" or similar stockholder rights plan. Except as set forth in this Section 3.03, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full to the Company's paying agent.

     (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

     (c) As of the date of this Agreement, the only outstanding indebtedness for borrowed money of the Company and the Subsidiaries is (i) $178,725,000 in aggregate principal amount of Notes issued by the Company, (ii) $20,000,000 in aggregate principal amount of loans of the Company under the Credit Agreement, dated as of July 22, 2002, among the Company and the Canadian Imperial Bank of Commerce as administrative agent (the "Credit Agreement"), (iii) $915,000 in aggregate principal amount pursuant to the 6.7% Mortgage Note due January 1, 2005 issued by the Company and secured by the Prime Hotel & Suites, Fairfield, New Jersey (the "Fairfield Mortgage") and (iv) $12,965,899 in aggregate principal amount pursuant to the 8.63% Mortgage Note due October 1, 2009 issued by Haledon Holding Corp. and secured by the Prime Suites, Secaucus, New Jersey (the mortgages referred to in clauses (iii) and (iv), collectively, the "Mortgages"). In addition, the only outstanding indebtedness for borrowed money of East Rutherford Group, L.L.C. or 3072929 Nova Scotia Company is (i) $24,264,481 in aggregate principal amount pursuant to the LIBOR+2.75% Mortgage Note due May 1, 2006 issued by East Rutherford Group, L.L.C. and secured by the Sheraton Meadowlands Hotel and Conference Center, Meadowlands, New Jersey, up to $4,000,000 of which is guaranteed by the Company, and (ii) CN $7,788,705 in aggregate principal amount pursuant to the 6.26% Mortgage Note due August 1, 2008 issued by 3072929 Nova Scotia Company and secured by the Holiday Inn Select, Quebec City.

     SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a "Contract") to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), (iii) any filings required under the rules and regulations of the New York Stock Exchange (the "NYSE"), (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (v) any state or federal Laws governing the sale of liquor that may be applicable, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, including liquor licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with, and since January 1, 2001 has been or has taken any necessary steps to become in compliance with, (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.07.  SEC Filings; Financial Statements; Undisclosed
Liabilities. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC. The Company has made available to Parent copies of all correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2001 through the date of this Agreement.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Subsidiaries are consolidated for accounting purposes.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2004 (including the notes thereto) included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred (i) in connection with the Transactions, or (ii) in the ordinary course of business and in a manner consistent with past practice since June 30, 2004 that would not reasonably be expected to have a Company Material Adverse Effect.

     (d) Except as and to the extent set forth on the balance sheet of East Rutherford Group, L.L.C. as at July 31, 2004 and the balance sheet of 3072929 Nova Scotia Company as at July 31, 2004 set forth in Section 3.07(d) of the Company Disclosure Schedule, to the Company's knowledge, neither East Rutherford Group, L.L.C. nor 3072929 Nova Scotia Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except, with respect to each entity, for liabilities and obligations incurred in the ordinary course of business and in a manner consistent with past practice since July 31, 2004 that would not, individually or in the aggregate, reasonably be expected to be material to such entity or to interfere in any material respect with the conduct of such entity's business as conducted on the date of this Agreement.

     (e) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     (f) The Company and its Subsidiaries have prepared and maintained each of its Uniform Franchise Offering Circulars ("UFOCs") in accordance with applicable Law, have filed its UFOCs in all states in which the Company and its Subsidiaries offered or sold franchises which required registration and approval prior to offers or sales of franchises in such states and have not failed to file any required amendments or renewals on a timely and accurate basis, except where the failure to do any of the foregoing would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided Parent copies of all material correspondence it or any of the Subsidiaries have received or sent since January 1, 2001 affecting the registration and renewals of the UFOCs in the applicable states. The Company and its Subsidiaries do not and have not authorized their officers, directors or representatives to furnish any materials or information which is inconsistent in any material respect with the "earnings claim" information set forth in Item 19 of the UFOCs, as that term is defined by federal and state franchising laws.

     SECTION 3.08. Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Offer Documents will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of the Offer Documents, at the time the Offer Documents are first published, sent, or given to holders of the Notes, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Offer Documents for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 3.09. Absence of Certain Changes or Events. Since June 30, 2004, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since June 30, 2004 and prior to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:

          (i) amended or otherwise changed its Certificate of Incorporation or Bylaws;

          (ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

          (iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

          (iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

          (v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Company Material Adverse Effect;

          (vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

          (vii) made any acquisition or disposition of any real property;

          (viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

          (ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

     SECTION 3.10. Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Certificates of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.11. Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the "Plans"). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

     (b) Neither the Company nor any Subsidiary has now or any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). No Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There are no contracts, plans or arrangements (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to payments in excess of the amounts set forth in Section 3.11(b) of the Company Disclosure Schedule that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code").

     (c) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.

     (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such letter.

     (e) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

     (f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.12. Labor and Employment Matters. Section 3.12 of the Company Disclosure Schedule lists each collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary to which the Company or any Subsidiary is a party. Except as set forth in
Section 3.12 of the Company Disclosure Schedule, to the knowledge of the Company there are no activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary. As of the date hereof, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

     SECTION 3.13. Real Property; Title to Assets. (a) Section 3.13(a)(i) of the Company Disclosure Schedule lists each parcel of real property currently owned by the Company or any Subsidiary and sets forth the Company or the applicable Subsidiary owning such properties (collectively, the "Owned Real Properties"). Section 3.13(a)(ii) of the Company Disclosure Schedule lists each parcel of real property currently ground leased by the Company or any Subsidiary (collectively, the "Ground Leased Properties"; the Ground Leased Properties together with the Owned Properties, collectively, the "Properties") and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, any subleases and assignments, any guarantees given and each amendment to any of the foregoing

(collectively, the "Ground Leases"). The Company or the applicable Subsidiary set forth on Section 3.13(a)(i) of the Company Disclosure Schedule owns fee simple title to the Owned Real Properties and the Company or the applicable Subsidiary set forth on Section 3.13(a)(ii) of the Company Disclosure Schedule owns leasehold title to the Ground Leased Properties, in each case, free and clear of all mortgages, pledges, liens, restrictions security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) the Mortgages (iv) all matters of record and other Liens which are disclosed in the Title Policies (as defined below) that the Company has made available to Parent, and (v) to the extent such Liens would not reasonably be expected to have a Company Material Adverse Effect, (A) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (B) all matters of record, and (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of the Company (collectively, "Permitted Liens"). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties which violations would reasonably be expected to have a Company Material Adverse Effect.

     (b) Section 3.13(b) of the Company Disclosure Schedule lists each real property lease or sublease (other than the Ground Leases) the Company or any Subsidiary is currently a party, or subject, to, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant and sets forth the Company or the Subsidiary holding such interest, with the name of the other party or parties thereto and the date of the lease, any sublease or assignment, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "Space Leases").

     (c) Each of the Ground Leases and the Space Leases is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company's knowledge, as against the other party thereto. Neither the Company nor the Subsidiaries has received written notice under any of the Ground Leases or the Space Leases of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

     (d) To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

     (e) The Company and the Subsidiaries have not received any written notice and are not otherwise aware that valid policies of title insurance or title commitments for which premiums have been paid (collectively, the "Title Policies") insuring the Company or the applicable Subsidiary's fee simple or leasehold title to the Properties owned or ground leased by the Company or the applicable Subsidiary are not in full force and effect. To the Company's knowledge, no claim has been made by the Company or the Subsidiaries against any Title Policies within the last 10 years.

     (f) There are no Properties under construction as of the date hereof.

     (g) Except as set forth on Schedule 3.13(g) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any third party management, franchise, license or other agreement for the management of operations conducted at any Property (the "Third Party Flag Agreements").

     (h) Section 3.13(h) of the Company Disclosure Schedule lists each parcel of real property in respect of which any person (other than the Company or any Subsidiary) has the right, pursuant to a franchise, license, satellite agreement, franchise development agreement, area development agreement, development incentive agreement or other Contract (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the "Franchise Agreements") to utilize a brand name or other rights of a hotel chain or system from the Company or any Subsidiary. Such schedule also identifies the applicable brand of such property and the Franchise Agreement related thereto. Each Franchise Agreement is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company's knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received or delivered written notice under any of the Franchise Agreements of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiary or the other party thereto.

     (i) Section 3.13(i) of the Company Disclosure Schedule lists each parcel of real property that is managed by the Company or a Subsidiary pursuant to a management agreement or other Contract (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the "Management Agreements"). Such schedule also identifies the applicable brand of such property and the Management Agreement related thereto. Each Management Agreement is valid, binding and in full force and effect as against the Company or the Subsidiaries and, in the case of the HPT Documents (as defined below) and those certain management agreements between the applicable Subsidiary and affiliates of Equity Inns, Inc. (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the "Equity Inn Documents"), as against the other party thereto. Neither the Company nor any Subsidiary has received or delivered written notice under any of the Management Agreements of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiary or, in the case of the HPT Documents and the Equity Inn Documents, the other party thereto. As of the date hereof, (i) the Company has utilized $3,364,911 of the $25,000,000 that is to be provided by HPT TRS SPES II, Inc. or an affiliate thereof ("HPT") pursuant to the terms of that certain Management Agreement between the applicable Subsidiary and HPT (the "HPT Management Agreement", together with any amendments, guarantees and any ancillary documents and agreements related thereto, the "HPT Documents"), (ii) in accordance with Section 5.3 of the HPT Management Agreement, the applicable Subsidiary has delivered the requisite budgets and schedules to HPT, which budgets and schedules cover the balance of the $25,000,000 to be provided by HPT less the amounts previously utilized by the Company as disclosed above (the "HPT Reserve Balance"), (iii) the HPT Reserve Balance has not been utilized or expended by the applicable Subsidiary and remains available for use by such Subsidiary in accordance with the HPT Management Agreement, (iv) to the Company's knowledge, the HPT Reserve Balance has been deposited by HPT in the Reserve Account (as defined in the HPT Management Agreement) and remains an obligation of HPT to be funded in accordance with the HPT Management Agreement and (vi) to the Company's knowledge, no amounts are due or payable by the Company or the applicable Subsidiary in connection with any Retained Liabilities (as defined in the HPT Documents).

     (j) Section 3.13(j) of the Company Disclosure Schedule lists each parcel of real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Subsidiary since January 1, 1991.

     (k) The Company or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the "Personal Property") necessary for the operation of each Property, subject to no Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (l) Section 3.13(l) of the Company Disclosure Schedule lists each loan document (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the "Loan Documents") with respect to any loans made by the Company or any Subsidiary to any person (other than the Company or any Subsidiary) which as of the date of this Agreement has an outstanding balance that is payable by such party to the Company or any Subsidiary or pursuant to which Indebtedness to the Company or any Subsidiary may be incurred by such party (collectively, the "Loans"). As of the date of this Agreement, the outstanding principal amount of each Loan or the amount of Indebtedness that may be borrowed under each Loan Document is not less than the amount set forth on
Section 3.13(l) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary (i) has delivered any written notice of default under the Loan Documents or (ii) executed any written waiver of any rights of the Company or the Subsidiaries under the Loan Documents.

     SECTION 3.14. Intellectual Property. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary ("Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary ("Licensed Intellectual Property"), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property;
(vi) to the knowledge of the Company, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

     (b) For purposes of this Agreement, "Intellectual Property" means all U.S., state and foreign intellectual property, including all (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof,
(iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

     SECTION 3.15. Taxes. (a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all material amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.

     (b) There are no pending audits, examinations, investigations or other proceedings or, to the knowledge of the Company, proposed audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

     (c) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

     (d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against the Company or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.

     (e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

     (f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

     (g) Neither the Company nor any Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code.

     (h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

     (i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax
Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

     (j) Neither the Company nor any Subsidiary has made an election under
Section 341(f) of the Code.

     (k) For purposes of this Agreement:

          (i) "Tax" or "Taxes" shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

          (ii) "Tax Returns" means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

     SECTION 3.16. Environmental Matters. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the knowledge of the Company, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting: (A) any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company's or the Subsidiaries' ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either
(A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.

     (b) For purposes of this Agreement:

          (i) "Environmental Laws" means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

          (ii) "Environmental Permits" means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

          (iii) "Hazardous Substances" means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

     SECTION 3.17. Material Contracts. (a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

          (i) any lease of personal property providing for annual rentals of $200,000 or more;

          (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and the Subsidiaries of $250,000 or more, or (B) aggregate payments to or from the Company and the Subsidiaries of $500,000 or more;

          (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

          (iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). "Indebtedness" means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person;

          (v) any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

          (vi) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

          (vii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

          (viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

          (ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.17(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $250,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

          (x) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $50,000 per site or $125,000 in the aggregate;

          (xi) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $100,000 or more;

          (xii) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and

          (xiii) any Contract which by its terms calls for payments by the Company and the Subsidiaries in excess of $2,500,000.

(the Contracts described in clauses (i) through (xiii) and those required to be identified in Sections 3.11(a), 3.13(a), 3.13(b), 3.13(g), 3.13(h), 3.13(i),
3.13(l) and 3.17(c) of the Company Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the "Material Contracts").

     (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default under any such agreement, and
(iii) to the Company's knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

     (c) Except as disclosed in the Company's proxy statement relating to the election of directors dated April 20, 2004, there are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange
Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.

     SECTION 3.18. Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy, except as would not reasonably be expected to have a Company Material Adverse
Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy;
(iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation;
(iv) no notice of cancellation or termination has been received; and (v) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

     SECTION 3.19. Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other Transactions and declared their advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (collectively, the "Company Board Recommendation"). The approval of this Agreement, the Merger and the other Transactions by the Company Board constitutes approval of this Agreement, the Merger and the other Transactions for purposes of each of Section 203 of the DGCL and Article Tenth of the Certificate of Incorporation of the Company and represents the only action necessary to ensure that Section 203 of the DGCL and Article Tenth of the Certificate of Incorporation of the Company do not and will not apply to the execution and delivery of this Agreement or the consummation of the Transactions.

     (b) Except as contemplated by Section 2.06, the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the "Stockholder Approval").

     SECTION 3.20. Interested Party Transactions. Between the date of the Company's last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.21. Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders. An executed copy of such opinion has been delivered to Parent.

     SECTION 3.22. Brokers. No broker, finder or investment banker (other than Bear, Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and Bear, Stearns & Co. Inc. pursuant to which Bear, Stearns & Co. Inc. could be entitled to any payment from the Company relating to the Transactions.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 4.01. Corporate Organization. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

     SECTION 4.02. Certificate of Formation and Limited Liability Company Agreement. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Formation and Limited Liability Company Agreement (or similar organizational documents) of Parent and Merger Sub, each as amended to date. Such Certificate of Formation and Limited Liability Company Agreement (or similar organizational documents) are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Formation or Limited Liability Company Agreement (or similar organizational documents).

     SECTION 4.03. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity.

     SECTION 4.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Formation or Limited Liability Company Agreement (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) any state or federal Laws governing the sale of liquor that may be applicable, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

     SECTION 4.05. Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or the Offer Documents will, in the case of the Proxy Statement at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or in the case of the Offer Documents, at the time the Offer Documents are first published, sent or given to holders of the Notes, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Offer Documents for inclusion or incorporation by reference therein.

     SECTION 4.06. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.

     SECTION 4.07. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.08. Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Blackstone Real Estate Partners IV L.P. to provide equity financing in an aggregate amount of $172,500,000 (the "Equity Funding Letter"), and (b) an executed commitment letter (the "Commitment Letter") from Bank of America, N.A. pursuant to which Bank of America, N.A. has committed to provide Merger Sub and certain existing or future affiliates of Merger Sub with financing in an aggregate amount of $680,000,000 (the "Debt Financing" and together with the financing referred to in clause (a) being collectively referred to as the "Financing"). Each of the Equity Funding Letter and the Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under either the Equity Funding Letter or the Commitment Letter. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have at the Closing and at the Effective Time proceeds in connection with the Financing in an amount equal to $852,500,000.

     SECTION 4.09. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of Blackstone Real Estate Partners IV L.P. (the "Guarantor") in the form attached as Exhibit B to this Agreement (the "Guarantee"). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

     SECTION 4.10. Brokers. The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section
5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of
Parent:

          (a) amend or otherwise change its Certificate of Incorporation or Bylaws;

          (b) issue, sell, pledge, dispose of, grant, encumber, license or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof and granted under Company Stock Option Plans as in effect on the date hereof in the ordinary course of business and in a manner consistent with past practice), or (ii) any Properties or other assets of the Company or any Subsidiary, except assets (other than Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, and other assets (other than real property) that do not exceed $1,500,000 in the aggregate; (ii) repurchase, repay or incur any Indebtedness, or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (iii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Properties in the ordinary course of business and consistent with past practice; (iv) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects; (v) enter into any new line of business; (vi) expend or utilize any portion of the Initial Reserve Amount or the Secondary Reserve Amount, or (vii) make investments in persons other than wholly owned subsidiaries;

          (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries; or
     (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

          (g) make any change (or file for such change) in any method of Tax accounting;

          (h) make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

          (i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than repayments of Indebtedness under the Credit Agreement and the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

          (j) waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $100,000 individually or $500,000 in the aggregate or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

          (k) other than in the ordinary course of business and in a manner consistent with past practice, (i) amend, modify or consent to the termination of any Material Contract other than the terms and conditions of the Stock Option Plans required to effectuate the provisions set forth in
     Section 2.04 or (ii) amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder; provided that the exception set forth above shall not be applicable to any Third Party Flag Agreement, Franchise Agreement or Management Agreement;

          (l) make any expenditure in connection with any advertising or marketing, or adopt, renew, terminate, change, or increase the liability or other obligations of the Company or any Subsidiary under, any operating standards, loyalty programs or amenity packages relating to the Prime Hotels and Resorts, AmeriSuites or Wellesley Inns & Suites brands;

          (m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses or fail to preserve or protect their rights in all material Intellectual Property used in the business of the Company or its Subsidiaries;

          (n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.17(c) of the Company Disclosure
     Schedule if in effect on the date of this Agreement;

          (o) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988; or

          (p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     SECTION 5.02. Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Proxy Statement. As promptly as practicable following the date of this Agreement (but in any event within 10 business days unless the parties shall otherwise agree), the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Company Stockholders' Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent; provided, however, that in the event of a Change in Board Recommendation, the Company shall consider in good faith including in such document or response comments reasonably proposed by Parent.

     SECTION 6.02. Company Stockholders' Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting"), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders' Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.04(c), the Company Board shall (a) recommend to holders of the Shares that they adopt this Agreement, (b) include such recommendation in the Proxy Statement and (c) use its reasonable best efforts to solicit and obtain the Stockholder Approval.

     SECTION 6.03. Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to), at Parent's expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, "Representatives") of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request. Without limiting the foregoing, Parent and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties, provided, however, (A) that unless reasonably required by the financing sources in connection with the Debt Financing, neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building; and that any such taking and analyzing of samples or any such performance of invasive testing conducted pursuant to this Section 6.03 shall be reasonably acceptable to the Company, implemented in a manner that does not disrupt the operations of the Company or any of the Subsidiaries, and paid for by Parent at Parent's sole cost and expense; and that Parent, at Parent's sole cost and expense, shall return any site at which or from which, or that has otherwise been affected by, any taking and analyzing of samples or performance of invasive testing conducted pursuant to this Section 6.03, in all material respects, to the condition existing at such site prior to the taking and analyzing of samples or performance of invasive testing, and (B) Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them arising out of any personal injury or physical damage resulting from any appraisal or inspection conducted pursuant to this Section 6.03, except that, Parent and Merger Sub shall have no obligation to so indemnify or hold harmless to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties result from the negligence of the Company, the Subsidiaries, or one of their Representatives.

     (b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated July 12, 2004 (the "Confidentiality Agreement"), between Blackstone Real Estate Acquisitions IV L.L.C. and the Company.

     (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.04. No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly,
(i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholders' Meeting, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if and only to the extent that prior to taking such action (A) the Company Board believes in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) the Company Board receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement. Neither the Company nor any Subsidiary shall enter into any letter of intent, acquisition agreement or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.04(a)).

     (b) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company agrees that neither it nor any of the Subsidiaries shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and the Subsidiaries' Representatives of the obligations undertaken in this Section 6.04 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

     (c) Except as set forth in this Section 6.04, the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of this Agreement, the Merger or the other Transactions by the Company Board (or any committee thereof); (ii) approve or recommend any Acquisition Proposal; or (iii) approve any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.04). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholders Meeting, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw or modify the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a "Change in Board Recommendation").

     (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in each case the requirements of Section 6.04(c) shall have been satisfied.

     (e) The Company shall not take any action to exempt any person from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provision) or in Article Tenth of the Certificate of Incorporation of the Company or otherwise cause such restrictions not to apply.

     (f) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

          (i) "Acquisition Proposal" means any proposal or offer (including any proposal from or to the Company's stockholders) from any person other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of
     (A) more than 15% of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) over 15% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

          (ii) "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.04(a) that
     (i) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) is on terms that the Company Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto) and (iii) which the Company Board determines is reasonably capable of being consummated.

     SECTION 6.05. Directors' and Officers' Indemnification and Insurance. (a) The Limited Liability Company Agreement (or similar organizational document) of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eighth of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

     (b) After the Effective Time, Parent and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation of the Company or any other applicable contract or agreement in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Company shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without the Surviving Company's written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that neither Parent nor the Surviving Company shall be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

     (c) The Surviving Company shall either (i) cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Purchaser or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.05(c) of the Company Disclosure Schedule.

     (d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.05.

     (e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.05.

     SECTION 6.06. Employee Benefits Matters. (a) Parent hereby agrees that, for a period of two years immediately following the Effective Time, it shall, or it shall cause the Surviving Company and its subsidiaries to, (i) provide each employee of the Company as of the Effective Time (each, an "Employee") with at least the same level of base salary, cash incentive compensation and other cash variable compensation that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided to such Employees immediately prior to the Effective Time. Parent hereby agrees that, except as set forth in Section 6.06(a) of the Company Disclosure Schedule, it shall, or shall cause the Surviving Company to, maintain the bonus plan set forth in Section 6.06(a) of the Company Disclosure Schedule in respect of calendar year 2004 in accordance with the terms of such plan as in effect on the date of this Agreement (including with respect to the timing of payment of bonuses) and, prior to the Effective Time, the Company agrees that such plan will be maintained in accordance with its terms (including with respect to the timing of payment of bonuses). From and after the Effective Time, Parent shall cause the Surviving Company and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary.

     (b) Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement (including vacation plans, programs and arrangements) established or maintained by Parent, the Surviving Company or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time for service with the Company and its Subsidiaries through the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     (c) Notwithstanding anything to the contrary in this Agreement, Parent agrees that it shall, or shall cause the Surviving Company to, provide severance benefits to each Employee employed at the Company's executive offices who is terminated during the one year period immediately following the Effective Time in an amount calculated as set forth in Section 6.06(c) of the Company Disclosure Schedule.

     (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company ("Purchaser Welfare Benefit Plans") in which an Employee may be eligible to participate on or after the Effective Time, Parent shall (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

     SECTION 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any "material" or "Company Material Adverse Effect" qualifier, or in any respect, in the case of representations or warranties qualified by the "material" or "Company Material Adverse Effect" qualifier, and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

     SECTION 6.08. Financing. (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent). Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without consulting with the Company.

     (b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent,
(iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger and (v) providing and executing documents as may be reasonably requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries).

     (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to Section 6.08(b) shall be kept confidential in accordance with the Confidentiality Agreement.

     (d) Within 60 days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days; (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after the date of this Agreement, including without limitation, any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, the result of which there has occurred any material disruption or material adverse change in the United State commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York in a manner that prevents Lender from providing the Debt Financing for a period of three or more consecutive business days, Parent shall deliver to the Company a certificate (the "Market MAC Notice") to that effect signed by an officer of Parent, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a "Market MAC"). At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Parent to such effect (a "Company Waiver Request")) that Parent fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Parent delivers to the Company a written notice that Parent waives its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC (a "Parent Waiver Notice"), then such Market MAC shall cease to be a basis for Parent or Merger Sub not consummating the Merger. In the event that Parent fails to deliver a Parent Waiver Notice with respect to a Market MAC within the longer of (i) seven days after Parent's receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Parent delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Parent the Company Waiver Request (the longer of such periods being hereinafter referred to as the "Requisite Response Period"), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(j). Notwithstanding anything to the contrary in this Section 6.08(d), nothing shall release Parent from continuing to be obligated to use its reasonable best efforts to obtain (i) the Debt Financing or (ii) an alternative financing in accordance with Section 6.08(a) in the event Parent declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.

     SECTION 6.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement. Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) and (ii) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

     (b) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

     (c) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Sections 2.06 and 6.08 or in connection with the satisfaction of the conditions set forth in Section 7.02(f), in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and
(ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation. In connection with obtaining any approval or consent from any Governmental Authority with respect to the Merger or any other Transaction, no divestiture of assets or undertaking relating to the conduct of business shall be made by the Company, Parent or Merger Sub or their respective affiliates unless acceptable to Parent.

     (d) The Company shall use its reasonable best efforts to (i) exercise the purchase options granted to the Company as tenant under that certain Lease dated as of March 31, 1996 by and between N.J. Route 46, Limited Partnership and the Company and that certain Lease dated as of September 22, 1988 by and between N.J. Route 46, Limited Partnership and the Company, as successor in interest to Prime Motor Inns, Inc., and acquire fee simple title to the property commonly known as 700 Route 46 East, Fairfield, New Jersey prior to the Effective Time,
(ii) exercise the purchase option granted to the Company as tenant under that certain Agreement of Lease dated as of September 22, 2000 by and between Brown Trout Investments, Ltd. ("Brown Trout") and the Company and acquire in the name of the Company, or if requested by Parent, in the name of a subsidiary of Merger Sub, fee simple title to the property commonly known as 5895 Caravan Court, Orlando, Florida, such acquisition to be consummated prior to, but to become effective immediately after, the Effective Time, (iii) exercise the purchase option granted to the Company as tenant under that certain Agreement of Lease dated as of August 8, 2000 by and between Brown Trout and the Company and acquire in the name of the Company, or if requested by Parent, in the name of a subsidiary of Merger Sub, fee simple title to the property commonly known as 4730 Painters Mill Road, Owings Mills, Maryland, such acquisition to be consummated prior to, but to become effective immediately after, the Effective Time, and (iv) prior to the Effective Time, obtain a "payoff letter" from New Jersey Economic Development Authority, as lender (the "Fairfield Lender") under the Fairfield Mortgage acknowledging that (A) any loan agreements underlying the Fairfield Mortgage shall be terminated and (B) any and all Liens held by the Mortgage Lender related thereto shall be released in due course subsequent to payment.

     SECTION 6.10. Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.11. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

     SECTION 6.12. Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding (i) any income or franchise Taxes imposed on or assumed by the Surviving Company, and (ii) any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, in each case which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Company agrees to assume liability for and pay any such income or franchise Taxes and any such sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

     SECTION 6.13. Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 10 business days prior to the Closing.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation.

          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Section 3.03 shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer's Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

          (d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Parent has previously waived its right to invoke this
     Section 7.02(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) through (iv) described in the first sentence of Section 6.08(d) has occurred for less than three consecutive business days (without giving effect to the three consecutive business day period already referenced with respect to the applicable event in Section 6.08(d)), then Parent and Merger Sub shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Parent and Merger Sub shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with
     Section 6.08(d).

          (e) Debt Offer. At or prior to the Effective Time, the requisite consents specified in Section 2.06(a) of the Company Disclosure Schedule, respectively, shall have been received under the Debt Offer and the Company and the respective trustees shall have executed and delivered the supplemental indenture described in Section 2.06(b) to the indenture governing the Notes.

          (f) Credit Agreement. At or prior to the Effective Time, Canadian Imperial Bank of Commerce, as administrative agent under the Credit Agreement ("CIBC"), shall have provided the Company with a "payoff" letter acknowledging that (i) the Credit Agreement shall be terminated, (ii) any and all Liens held by CIBC related thereto shall be released and (iii) the Company and the Subsidiaries shall be released from any and all liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination), in each case subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder in connection with such prepayment.

          (g) Title Affidavit. The Company shall have delivered a title insurance affidavit, dated the date of the Closing, signed by an officer of the Company with respect to debts, Liens, parties in possession and non-imputation in the form attached as Exhibit C.

     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer's Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement and the Transactions by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders' Meeting, as follows (the date of any such termination, the "Termination Date"):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before February 18, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

          (d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to the Company;

          (e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to Parent;

          (f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders' Meeting;

          (g) by Parent if the Company Board shall have (i) effected a Change of Board Recommendation; or (ii) recommended or approved any Acquisition Proposal;

          (h) by the Company if, prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholders' Meeting, the Company Board shall have effected a Change in Board Recommendation in accordance with clause (x) of the second sentence of Section 6.04(c) of this Agreement, but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within three (3) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided that during such three business day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company

     Termination Fee and the Termination Expenses in accordance with Section 8.03; and provided further that Parent and Merger Sub acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Superior Proposal;

          (i) by the Company if, after the conditions set forth in Section 7.01, Sections 7.02(a), (b) and (d) and (in the event Parent has fully and timely complied with its obligations under Section 2.06) Section 7.02(e) have been satisfied and within five business days after the Company has delivered written notice to Parent of the satisfaction of such conditions, the Merger shall not have been consummated; or

          (j) by the Company if Parent fails to deliver a Parent Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

     SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections 2.06(d), 6.03(a) and 6.08(b), the Guarantee referred to in Section 4.09, and the provisions of Sections 6.03(b) and 6.08(c), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

     SECTION 8.03. Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

     (b) The Company agrees that if this Agreement shall be terminated:

          (i) by Parent pursuant to Section 8.01(d), then (A) the Company shall pay Parent the Termination Expenses and (B) if, concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall also pay Parent the Company Termination Fee;

          (ii) by Parent or the Company pursuant to Section 8.01(f), then (A) the Company shall pay Parent the Termination Expenses and (B) if, concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall also pay Parent the Company Termination Fee;

          (iii) by Parent pursuant to Section 8.01(g), then (so long as neither Parent nor Merger Sub was in material breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date) the Company shall pay Parent the Company Termination Fee and the Termination Expenses; or

          (iv) by the Company pursuant to Section 8.01(h), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses (which Company Termination Fee and Termination Expenses shall be paid concurrently with such termination).

     (c) The Company Termination Fee shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination

Expenses shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and
(ii) otherwise, within two business days after receipt by the Company of reasonable documentation with respect to such Expenses. In no event shall the Company be required to pay under Section 8.03(b) an amount in excess of $27,000,000.

     (d) (i) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.04(f), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 40% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language "(3) any merger, consolidation, business combination, recapitalization or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 60% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction".

     (ii) For purposes of this Agreement, "Company Termination Fee" means an amount equal to $23,000,000.

     (iii) For purposes of this Agreement, "Termination Expenses" means an amount, not to exceed $4,000,000, equal to the reasonably documented Expenses of Parent and Merger Sub.

     (e) Parent agrees that, if the Company shall terminate this Agreement (i) pursuant to Section 8.01(e), (ii) pursuant to Section 8.01(b) and, at the time of such termination, the conditions set forth in Section 7.01, Sections 7.02(a),
(b) and (d) and (in the event Parent has fully and timely complied with its obligations under Section 2.06) Section 7.02(e) have been satisfied, or (iii) pursuant to Section 8.01(i), then Parent shall pay to the Company a fee of $27,000,000 (the "Parent Termination Fee") in immediately available funds no later than two business days after such termination by the Company.

     (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or the Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall be the exclusive remedy of the Company and the Subsidiaries for the loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Parent, Merger Sub or Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except with respect to the second sentence of this Section 8.03(f), indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections 2.06(d), 6.03(a) and 6.08(b) and the provisions of Section 6.03(b) and 6.08(c)).

     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

     if to Parent or Merger Sub:

     c/o Blackstone Real Estate Partners IV L.P.
     345 Park Avenue
     New York, New York 10154
     Facsimile No: (212) 583-5573
     Attention: Jonathan D. Gray

     with a copy to:

     Simpson Thacher & Bartlett LLP
     425 Lexington Avenue
     New York, New York 10017
     Facsimile No: (212) 455-2502
     Attention: Brian M. Stadler

     if to the Company:

     Prime Hospitality Corp.
     700 Route 46 East
     Fairfield, New Jersey 07004
     Facsimile No: (973) 882-7689
     Attention: Rich Szymanski

     with a copy to:

     Olshan Grundman Frome Rosenzweig & Wolosky LLP
     Park Avenue Tower
     65 East 55th Street
     New York, New York 10022
     Facsimile No: 212-451-2222
     Attention: Steven Wolosky, Esq.

     SECTION 9.03.  Certain Definitions.  (a) For purposes of this Agreement:

     "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

     "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     "knowledge of the Company" or "Company's knowledge" means the actual knowledge (after reasonable inquiry) of any executive officer of the Company.

     "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "subsidiary" or "subsidiaries" of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

     (b) The following terms have the meaning set forth in the Sections set forth below:

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Acquisition Proposal........................................  sec. 6.04(f)(i)
Alternative Merger..........................................  sec. 1.07
Brown Trout.................................................  sec. 6.09(d)
Certificate of Merger.......................................  sec. 1.03
Company Board...............................................  Recitals
Company Board Recommendation................................  sec. 3.19(a)
Company Common Stock........................................  Recitals
Company Disclosure Schedule.................................  Article III
Company Material Adverse Effect.............................  sec. 3.01(a)
Company Permits.............................................  sec. 3.06
Company Preferred Stock.....................................  sec. 3.03(a)
Company Stock Option........................................  sec. 2.04(a)
Company Stock Option Plans..................................  sec. 2.04(a)
Company Stockholders' Meeting...............................  sec. 6.02
Company Termination Fee.....................................  sec. 8.03(d)(iii)
Company Waiver Request......................................  sec. 6.08(d)
Confidentiality Agreement...................................  sec. 6.03(b)
Contract....................................................  sec. 3.05(a)
Credit Agreement............................................  sec. 3.03(c)
Debt Financing..............................................  sec. 4.08
Debt Offer..................................................  sec. 2.06(a)
DGCL........................................................  sec. 1.01
Dissenting Shares...........................................  sec. 2.05(a)
Effective Time..............................................  sec. 1.03
Election Notice.............................................  sec. 1.07

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Employee....................................................  sec. 6.06(a)
Environmental Laws..........................................  sec. 3.16(b)(i)
Environmental Permits.......................................  sec. 3.16(b)(ii)
Equity Funding Letter.......................................  sec. 4.08
Equity Inns Documents.......................................  sec. 3.13(i)
ERISA.......................................................  sec. 3.11(a)
Exchange Act................................................  sec. 3.05(b)
Exchange Fund...............................................  sec. 2.02(a)
Expenses....................................................  sec. 8.03(a)
Fairfield Lender............................................  sec. 6.09(d)
Fairfield Mortgage..........................................  sec. 3.03(c)
Financing...................................................  sec. 4.08
Franchise Agreements........................................  sec. 3.13(h)
GAAP........................................................  sec. 3.07(b)
Governmental Authority......................................  sec. 3.05(b)
Ground Leased Properties....................................  sec. 3.13(a)
Ground Leases...............................................  sec. 3.13(a)
Guarantee...................................................  sec. 4.09
Guarantor...................................................  sec. 4.09
Hazardous Substances........................................  sec. 3.16(b)(iii)
HPT.........................................................  sec. 3.13(i)
HPT Documents...............................................  sec. 3.13(i)
HPT Management Agreement....................................  sec. 3.13(i)
Indebtedness................................................  sec. 3.17(a)(iv)
Indemnified Parties.........................................  sec. 6.05(b)
Initial Reserve Amount......................................  sec. 3.13(i)
Intellectual Property.......................................  sec. 3.14(b)
Investments.................................................  sec. 3.01(c)
IRS.........................................................  sec. 3.11(a)
Law.........................................................  sec. 3.05(a)
Leased Properties...........................................  sec. 3.13(b)
Licensed Intellectual Property..............................  sec. 3.14(a)
Liens.......................................................  sec. 3.13(a)
Loans.......................................................  sec. 3.13(l)
Loan Documents..............................................  sec. 3.13(l)
Management Agreements.......................................  sec. 3.13(i)
Market MAC..................................................  sec. 6.08(d)
Market MAC Notice...........................................  sec. 6.08(d)
Material Contracts..........................................  sec. 3.17(a)
Merger......................................................  Recitals
Merger Consideration........................................  sec. 2.01(a)
Merger Sub..................................................  Preamble
Mortgages...................................................  sec. 3.03(c)
Multiemployer Plan..........................................  sec. 3.11(b)

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Multiple Employer Plan......................................  sec. 3.11(b)
Notes.......................................................  sec. 2.06(a)
Notice of Superior Proposal.................................  sec. 8.01(h)
NYSE........................................................  sec. 3.05(b)
Offer Documents.............................................  sec. 2.06(c)
Option Payment..............................................  sec. 2.04(b)
Owned Intellectual Property.................................  sec. 3.14(a)
Owned Real Properties.......................................  sec. 3.13(a)
Parent......................................................  Preamble
Parent Termination Fee......................................  sec. 8.03(e)
Parent Waiver Notice........................................  sec. 6.08(d)
Paying Agent................................................  sec. 2.02(a)
Permitted Liens.............................................  sec. 3.13(a)
Personal Property...........................................  sec. 3.13(k)
Plans.......................................................  sec. 3.11(a)
Properties..................................................  sec. 3.13(b)
Proxy Statement.............................................  sec. 3.05(b)
Purchaser Welfare Benefit Plans.............................  sec. 6.06(d)
Representatives.............................................  sec. 6.03(a)
Requisite Response Period...................................  sec. 6.08(d)
SEC.........................................................  sec. 3.05(b)
Secondary Reserve Amount....................................  sec. 3.13(i)
SEC Reports.................................................  sec. 3.07(a)
Section 262.................................................  sec. 2.05(a)
Securities Act..............................................  sec. 3.07(a)
Shares......................................................  sec. 2.01(a)
Space Leases................................................  sec. 3.13(b)
Stockholder Approval........................................  sec. 3.19(b)
Subsidiary..................................................  sec. 3.01(a)
Superior Proposal...........................................  sec. 6.04(f)(ii)
Surviving Company...........................................  sec. 1.01
Tax or Taxes................................................  sec. 3.15(k)(i)
Tax Returns.................................................  sec. 3.15(k)(ii)
Termination Expenses........................................  sec. 8.03(d)(iii)
Termination Date............................................  sec. 8.01
Third Party Flag Agreements.................................  sec. 3.13(g)
Title Policies..............................................  sec. 3.13(e)
Transactions................................................  sec. 3.04
UFOCs.......................................................  sec. 3.07(f)

     (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

     SECTION 9.06. Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Guarantee constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 9.08. Remedies; Specific Performance. Without limiting the right to receive any payment it may be entitled to receive under Section 8.03(e) (including under Sections 2.06(d), 6.03(a) and 6.08(b)), the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement the maximum aggregate liability of Parent, Merger Sub and Guarantor for such losses or damages shall be limited to $27,000,000, and in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or Guarantor or their respective Representatives and affiliates in connection therewith.

     (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.08(a) and 8.03(f); provided, however, the Company shall be entitled to seek specific performance to prevent any breach by Parent or Merger Sub of Sections 6.03(b) and 6.08(c).

     SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

     SECTION 9.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

     SECTION 9.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PRIME HOSPITALITY CORP.


                                          By:      /s/ A.F. PETROCELLI

                                            ------------------------------------

                                            Name: A.F. Petrocelli


                                            Title:  President & Chief Executive
                                              Officer


                                          BREP IV HOTELS HOLDING L.L.C.


                                          By:     /s/ JONATHAN D. GRAY

                                            ------------------------------------

                                            Name: Jonathan D. Gray


                                            Title:  Senior Managing Director


                                          BREP IV HOTELS ACQUISITION L.L.C.


                                          By:     /s/ JONATHAN D. GRAY

                                            ------------------------------------

                                            Name: Jonathan D. Gray


                                            Title:  Senior Managing Director

                                                                         ANNEX B

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of August 18, 2004 (this "Agreement"), among BREP IV Hotels Holding L.L.C., a Delaware limited liability company ("Parent"), A.F. Petrocelli ("Petrocelli") and United Capital Corp., a Delaware corporation ("UCC," and together with Petrocelli, the "Stockholders").

     WHEREAS, concurrently herewith, Parent, BREP IV Hotels Acquisition L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), and Prime Hospitality Corp., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) the Company will merge with and into Merger Sub (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock") will be converted into the right to receive the Merger Consideration;

     WHEREAS, Petrocelli beneficially owns 45,000 Shares, excluding the UCC Shares (as hereinafter defined) and Shares issuable upon conversion of employee stock options (the "Petrocelli Shares"), and UCC beneficially owns 3,539,697 Shares (the "UCC Shares," and together with the Petrocelli Shares, the "Owned Shares"), the Owned Shares, including any Shares acquired by either of the Stockholders after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the "Covered Shares";

     WHEREAS, in order to induce Parent to enter into the Merger Agreement and proceed with the Merger, Parent and the Stockholders are entering into this Agreement; and

     WHEREAS, each of the Stockholders acknowledges that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Stockholders hereby agree as follows:

     1. Agreement to Vote.

     (a) Prior to any termination of this Agreement, subject to Section 7 hereof (in the case of Petrocelli), each of the Stockholders hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the Merger and any other matters necessary for consummation of the Transactions and (iii) vote (or cause to be voted) all Covered Shares against
(A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger) and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, any transactions contemplated by this Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement.

     (b) EACH OF THE STOCKHOLDERS HEREBY GRANTS TO, AND APPOINTS, PARENT, EACH SENIOR MANAGING DIRECTOR OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION
DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL

POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. EACH OF THE STOCKHOLDERS INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY EACH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES.

     (c) Except as set forth in clause (a) of this Section 1, the Stockholders shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent the right to vote any Covered Shares in connection with the election of directors.

     2. No Inconsistent Agreements. Each of the Stockholders hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

     3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders, such date shall be referred to herein as the "Termination Date".

     4. Representations and Warranties.

     (a) Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

          (i) Valid Existence. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

          (ii) Authority Relative to This Agreement. Parent has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or violate the Certificate of Formation or Limited Liability Company Agreement (or similar organizational document) of Parent, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of

     Parent is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

     (b) Representations and Warranties of the Stockholders. The Stockholders hereby severally (and not jointly) represent and warrant to Parent as follows:

          (i) Ownership of Securities. The Stockholders are the only beneficial owners and record holders of the Covered Shares, free and clear of Liens and the Stockholders have sole voting power and sole power of disposition with respect to all Covered Shares, with no restrictions, subject to applicable federal securities laws on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, Petrocelli does not own beneficially or of record any equity securities of the Company other than the Petrocelli Shares, the UCC Shares and 4,825,000 Shares issuable upon the exercise of stock options, including 3,075,000 Shares issuable upon the exercise of currently exercisable stock options (collectively, the "Options") and UCC does not own beneficially or of record any equity securities of the Company other than the UCC Shares. Neither Stockholder has appointed or granted any proxy which is still in effect with respect to the Covered Shares.

          (ii) Existence, Power; Binding Agreement. UCC is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Petrocelli has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Stockholders and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each of the Stockholders, enforceable against each of Stockholders in accordance with its terms. If Petrocelli is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Petrocelli's spouse, enforceable in accordance with its terms.

          (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of either of the Stockholders for the execution and delivery of this Agreement by either of the Stockholders and the consummation by either of the Stockholders of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by the Stockholders or the consummation by the Stockholders of the transactions contemplated hereby or compliance by the Stockholders with any of the provisions hereof shall not (1) in case of UCC, violate any provision of its certificate of incorporation, bylaws or similar organizational documents, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either of the Stockholders pursuant to any Contract to which either of the Stockholders is a party or by which either of the Stockholders or any property or asset of either of the Stockholders is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of the Stockholders or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of either of the Stockholders to perform its obligations hereunder.

          (iv) Accredited Investor. Each of the Stockholders is an "accredited investor" (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

     5. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each of the Stockholders hereby severally (and not jointly) covenants and agrees as follows:

          (a) No Solicitation. Prior to any termination of this Agreement, subject to Section 7 hereof (with respect to Petrocelli), each of the Stockholders agrees that neither it nor any of its Representatives shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. If either of the Stockholders receives a bona fide inquiry or proposal with respect to the sale of Shares, then such Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each of the Stockholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

          (b) Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 8 hereof (in the case of Petrocelli), each of the Stockholders hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares or Options, (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of either of the Stockholders contained herein untrue or incorrect or have the effect of preventing or disabling either of the Stockholders from performing its obligations under this Agreement.

          (c) Each of the Stockholders agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by such Stockholder, if any, after the date hereof (including, upon exercise of Options).

     6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

     7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Petrocelli makes no agreement or understanding herein in any capacity other than in Petrocelli's capacity as a record holder and beneficial owner of Covered Shares, (b) nothing herein shall be construed to limit or affect any action or inaction by Petrocelli acting in his capacity as a director of the Company and in compliance with Section 6.04 of the Merger Agreement and
(c) Petrocelli shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Petrocelli in his capacity as a director of the Company and in compliance with Section 6.04 of the Merger Agreement.

     8. Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, Petrocelli may transfer any or all of the Petrocelli Shares, in accordance with provisions of applicable Law, to Petrocelli's spouse, ancestors, descendants or any trust (controlled by Petrocelli) for any of their benefit or to a charitable trust (controlled by Petrocelli); provided, however, that, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Petrocelli Shares or any interest in any of such Petrocelli Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Petrocelli Shares or interest in such Petrocelli Shares subject to all of the terms and provisions of this Agreement.

     9. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company's operations.

     10. Amendment. This Agreement may be amended by the parties hereto; provided, however, that after the adoption of this Agreement and the Transactions by the stockholders of the Company no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     11. Non-survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

     12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

     if to Parent:

     c/o Blackstone Real Estate Partners IV L.P.
     345 Park Avenue
     New York, NY 10154
     Facsimile No.: (212) 583-5573
     Attention: Jonathan D. Gray

     with a copy to:

     Simpson Thacher & Bartlett LLP
     425 Lexington Avenue
     New York, New York 10017
     Facsimile No.: (212) 455-2502
     Attention: Brian M. Stadler

     if to Petrocelli:

     c/o United Capital Corp.
     9 Park Place
     Great Neck, New York 11021
     Facsimile No.: (516) 829-4301
     Attention: A.F. Petrocelli

     if to UCC:

     United Capital Corp.
     9 Park Place
     Great Neck, New York 11021
     Facsimile No: (516) 829-4301
     Attention: Anthony J. Miceli

     13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     14. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. sec.2708 shall apply to this Agreement.

     17. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent and each Stockholder have caused to be executed or executed this Agreement as of the date first written above.

                                          BREP IV HOTELS HOLDING L.L.C.


                                                 /s/ JONATHAN D. GRAY

                                          --------------------------------------
                                          Name:    Jonathan D. Gray
                                          Title:   Senior Managing Director and
                                                   Vice President

                                          A.F. PETROCELLI


                                                  /s/ A.F. PETROCELLI

                                          --------------------------------------
                                          A.F. Petrocelli

                                          UNITED CAPITAL CORP.


                                                 /s/ ANTHONY J. MICELI

                                          --------------------------------------
                                          Name:    Anthony J. Miceli
                                          Title:   Vice President

                                                                         ANNEX C


(BEAR STERNS LOGO)

                                          Bear, Stearns & Co. Inc.
                                          383 Madison Avenue
                                          New York, New York 10179
                                          Tel 212-272-2000
                                          www.bearstearns.com

August 18, 2004

The Board of Directors
Prime Hospitality Corp.
700 Route 46 East
Fairfield, NJ 07004

Ladies and Gentlemen:

     We understand that Prime Hospitality Corp. ("Prime"), BREP IV Hotels Holding L.L.C. ("Parent") and BREP IV Hotels Acquisition L.L.C. ("Merger Sub"), a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger dated as of August 18, 2004 (the "Agreement"), pursuant to which Prime will be merged with and into Merger Sub (the "Transaction"). Pursuant to the Agreement, all of the issued and outstanding shares of the common stock, par value $0.01 per share (the "Common Stock"), of Prime will be converted, subject to certain exceptions, into the right to receive $12.25 per share in cash (the "Consideration to be Received"). The terms and conditions of the Transaction are more fully set out in the Agreement.

     You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the public shareholders of Prime.

     In the course of performing our review and analyses for rendering this opinion, we have:

     - reviewed a draft of the Agreement dated August 17, 2004;

     - reviewed Prime's publicly available Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its publicly available Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2004, and its publicly available Reports on Form 8-K for the three years ended the date hereof;

     - reviewed certain operating and financial information relating to Prime's business and prospects, including a budget dated August 12, 2004 for the year ended December 31, 2004 (the "Budget"), all as prepared and provided to us by Prime's management;

     - met with certain members of Prime's senior management to discuss Prime's business, operations, historical financial results and future prospects;

     - reviewed the reported historical prices, trading multiples and trading volumes of the Common Stock;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Prime;

     - reviewed the terms of recent transactions (to the extent publicly available) involving companies which we deemed generally comparable to Prime and the Transaction;

     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion, including, without limitation, the financial and other information provided to us by Prime. With respect to Prime's Budget, we have relied on representations that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Prime as to the expected future performance of Prime. We have not assumed any responsibility for the independent verification of any such information or of the Budget provided to us, and we have further relied upon the assurances of the senior management of Prime that they are unaware of any facts that would make the information and Budget provided to us incomplete or misleading.

     In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Prime, nor have we been furnished with any such appraisals. We have assumed that the final executed Agreement will not materially differ from the draft Agreement reviewed by us. In addition, we have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Prime.

     We have acted as a financial advisor to Prime in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged (and may in the future be engaged) by Prime to provide certain investment banking and financial advisory services for which we received (and may in the future receive) customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Prime and affiliates of Parent for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. Bear Stearns and/or its affiliates own limited partnership interests in certain investment funds affiliated with Parent, including Blackstone Communications Partners I, LP, Blackstone Mezzanine Fund, LP, Blackstone Capital Partners IV, LP and Blackstone Real Estate Partners IV, LP, (collectively, "Blackstone") in each case representing, in the aggregate, less than 2% of such interests. In addition, Bear Stearns and/or its affiliates have provided investment banking services to Parent and its affiliates, including Blackstone Real Estate Partners IV LP. Such services have included various advisory services, including Blackstone's acquisition of Extended Stay America, Inc. and Homestead Village Incorporated and various equity, debt and mortgage related financings, including financing for Extended Stay America, Inc. and Homestead Village Incorporated, in each case for which we have received customary fees.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Prime and it is not intended to confer rights or remedies upon any other entity or person. It is also understood that this letter does not constitute a recommendation to the Board of Directors of Prime or any holders of Common Stock as to how to vote in connection with the Transaction. This opinion does not address Prime's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Prime or the effects of any other transaction in which Prime might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Common Stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Subsequent developments may affect this opinion and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the public shareholders of Prime.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: /s/ CHARLES EDELMAN
                                            ------------------------------------
                                            Name: Charles Edelman
                                            Title: Senior Managing Director

                                                                         ANNEX D

               SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             PRIME HOSPITALITY CORP.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     FOR THE SPECIAL MEETING OF STOCKHOLDERS ON OCTOBER 6, 2004, AT 10 A.M.

 PROXY The undersigned hereby appoints A.F. Petrocelli or Richard Szymanski, or each of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Prime Hospitality Corp. (the "Company") that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on Wednesday, October 6, 2004, at 10 a.m., Eastern Standard Time, at Prime Hotel & Suites, 690 Route 46 East, Fairfield, New Jersey, 07004, and at any and all postponements or adjournments thereof as follows:

            THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 18, 2004, BY AND AMONG THE COMPANY, BREP IV HOTELS HOLDING L.L.C. AND BREP IV HOTELS ACQUISITION L.L.C. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, INCLUDING A MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AT THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

                             YOUR VOTE IS IMPORTANT!

            PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on the reverse side)

                                                                SEE REVERSE SIDE

================================================================================

                       TO VOTE BY MAIL, PLEASE DETACH HERE

================================================================================

    X      VOTES MUST BE               THE BOARD RECOMMENDS A VOTE "FOR" ITEM 1.
           INDICATED (X) IN
           BLACK OR BLUE INK

THE BOARD OF DIRECTORS RECOMMENDS I PLAN TO ATTEND THE SPECIAL MEETING. [ ] A VOTE FOR THE PROPOSAL TO ADOPT
THE AGREEMENT AND PLAN OF MERGER,
DATED AS OF AUGUST 18, 2004, BY              TO CHANGE YOUR ADDRESS, PLEASE MARK
AND AMONG THE COMPANY, BREP IV                                     THIS BOX. [ ]
HOTELS HOLDING L.L.C. AND BREP IV
HOTELS ACQUISITION L.L.C.

1. To adopt the Agreement    FOR  AGAINST ABSTAIN   WHERE NO VOTING INSTRUCTIONS
   and Plan of Merger,       [ ]    [ ]     [ ]            ARE GIVEN, THE SHARES
   dated as of August 18,                              REPRESENTED BY THIS PROXY
   2004, by and among the                              WILL BE VOTED FOR ITEM 1.
   Company, BREP IV Hotels
   Holding L.L.C. and BREP
   IV Hotels Acquisition
   L.L.C.

2. If any other matter is
   properly presented at
   the Special Meeting,
   this proxy when properly
   executed will be voted
   by those named in this
   proxy in their
   discretion.

   Each signatory to this                                         Date:_____2004
   proxy acknowledges
   receipt from the Company
   prior to execution of
   this proxy of a Notice
   of Special Meeting of
   Stockholders and a proxy
   statement dated
   September 10, 2004.

                                                    ----------------------------
                                                    Share Owner sign here


                                                    ----------------------------
                                                    Co-owner sign here


                                          IMPORTANT: Please sign exactly
                                          as your name or names appear on
                                          this proxy. Where shares are held
                                          jointly, both holders must sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If
                                          holder is a corporation, execute in
                                          full corporate name by authorized
                                          officer, giving full title. If holder
                                          is a partnership, please sign in full
                                          partnership name by authorized person,
                                          giving full title.


    PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

================================================================================

                       TO VOTE BY MAIL, PLEASE DETACH HERE

================================================================================